UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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FIRSTSUN CAPITAL BANCORP
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2026 PROXY STATEMENT
AND NOTICE OF
2026 ANNUAL MEETING
OF STOCKHOLDERS

FIRSTSUN CAPITAL BANCORP
1400 16th Street, Suite 250
Denver, Colorado 80202
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2026
TO OUR STOCKHOLDERS:
The annual meeting of stockholders of FirstSun Capital Bancorp will be held on Friday, June 5, 2026, at 8:30 a.m. Central Time. Our meeting will be held in a virtual-only format conducted via a live audio webcast available at www.virtualshareholdermeeting.com/FSUN2026. You will be able to participate in the virtual annual meeting online, vote your shares electronically during the meeting and submit questions prior to and during the meeting. For information on how to attend the annual meeting, please see the instructions in the accompanying proxy statement, beginning on page 43.
At the annual meeting, stockholders will be asked to:
1.elect the seven director nominees named in the proxy statement to serve a one-year term ending at our 2027 annual meeting of stockholders;
2.ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026; and
3.consider any other business properly brought before the meeting or any adjournments or postponements of the meeting.
The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on April 10, 2026 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting.
Whether or not you plan to virtually attend the annual meeting, we urge you to vote now to make sure there will be a quorum for the meeting. Voting by the Internet is fast and convenient, and your vote is immediately confirmed and tabulated. You may also vote by telephone or by mail by completing, signing, dating and returning a proxy card. If you attend the meeting virtually over the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may vote your shares of common stock via the Internet during the meeting.
Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: Our 2026 proxy statement, proxy card and 2025 Annual Report to Stockholders are available free of charge online at https://ir.firstsuncb.com under the tab Governance / Governance Documents.

By order of the board of directors,
Kelly C. Rackley
Corporate Secretary
Denver, Colorado
April 21, 2026

GENERAL INFORMATION
The Board of Directors (the “Board”) of FirstSun Capital Bancorp, a Delaware corporation, is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at our 2026 annual meeting of stockholders (the “annual meeting”). As used in this proxy statement, the terms “FirstSun,” “the Company,” “we,” “us,” and “our” all refer to FirstSun Capital Bancorp and its subsidiaries. Additionally, references to the “Bank” and “Sunflower Bank” refer to Sunflower Bank, N.A. References to “common stock” refer to our voting common stock entitled to notice of, and to vote at, the annual meeting and references to “common stockholders” refers to holders of shares of our voting common stock.
Proxy Materials
We mailed to most of our stockholders a Notice of Internet Availability of our Proxy Materials (the “Notice of Internet Availability”) with instructions on how to access our proxy materials over the Internet and how to vote. The Notice of Internet Availability or, in some cases, this proxy statement, and the accompanying form of proxy, was first mailed to stockholders on or about April 21, 2026. By furnishing proxy materials over the Internet, we are able to reduce the printing and mailing costs of this solicitation and help conserve natural resources. If you receive the Notice of Internet Availability but would still like to receive paper copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
Website
Website references throughout this proxy statement are provided for convenience only, and the content on our website is not incorporated by reference into this proxy statement.

PROXY STATEMENT SUMMARY
2026 Annual Meeting of Stockholders

Date Friday, June 5, 2026 Time 8:30 a.m., Central Time Place www.virtualshareholdermeeting.com/FSUN2026
Access
The annual meeting is in a virtual-only format. To attend, vote and submit questions during the meeting enter your unique 16-digit control number included on your Notice of Internet Availability or proxy card.
See “Attending Our Annual Meeting” beginning on page 43 for more information.

Voting Overview

Proposals for your vote		Board voting recommendation	Page
1.	Election of directors	“FOR” each nominee	6
2.	Ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2026	“FOR”	39
If you are a beneficial (or street name) holder and you would like to vote during the meeting, you must obtain a legal proxy from your bank, broker or other nominee and submit it to our transfer agent in advance of the meeting. See “Voting and Other Information” beginning on page 41 for more information.
How to Vote Your Shares
You may vote at our annual meeting if you were a common stockholder as of the close of business on April 10, 2026. We encourage you to vote your shares before the meeting.

Online before the meeting www.proxyvote.com, or at the website indicated on the materials provided by your broker.	By mail Complete, sign, date and return you proxy card in the envelope provided.
By phone Call the phone number located on the top of your proxy card.	Online during the meeting Attend our virtual meeting and cast your vote using the webcast voting options.

PROPOSAL 1 — ELECTION OF DIRECTORS
Board Structure
At our 2025 annual meeting of stockholders, our stockholders approved an amendment to our certificate of incorporation providing for the elimination of the classified board structure over a three-year period (the “declassification amendment”). The declassification amendment did not shorten the terms of any previously elected director. Accordingly, directors who were elected before the annual meeting will continue to hold office until the end of the terms for which they were elected, as follows:
•Class I directors elected at our 2024 annual meeting will continue to serve their three-year terms ending at our 2027 annual meeting; and
•Class II directors elected at our 2025 annual meeting will continue to serve their three-year terms ending at our 2028 annual meeting.
Going forward, and beginning with the Class III directors standing for election at the annual meeting, all directors will be elected for a one-year term. By our 2028 annual meeting, all directors will be elected on an annual basis.
Merger with First Foundation Inc.
On April 1, 2026, we closed our merger with First Foundation Inc. (“First Foundation”). Under the terms of the merger agreement, at the effective time of the merger, we increased the size of our Board and added five former members of the board of directors of First Foundation to our Board.
Board Size
Our bylaws provide that the number of directors on the Board will be fixed from time to time by the Board, not to exceed 15 directors. As of the date of this proxy statement, the size of our Board is fixed at 13 directors.
Nominees for Election of Directors
Following a review and based on the recommendation of our Nominating and Governance Committee, and pursuant to the director designation rights of certain stockholders described under “Board Representation Rights” below, our Board has nominated for election at the annual meeting (a) two incumbent Class III directors whose terms expire at the annual meeting, and (b) five former First Foundation directors who were appointed to our Board at the effective time of the merger.
If elected, each of these seven nominees will serve a one-year term expiring at our 2027 annual meeting of stockholders and until their successors are duly elected and qualified. Directors elected at the annual meeting will not be assigned to classes. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.
Set forth below is information concerning these seven nominees. Additional biographical information for each nominee is included below under “Director Experience.”

Name	Age	Served as Director Since	Independent Director
Class III (term expires 2026)
John S. Fleshood	63	2025	Yes
Peter E. Murphy	63	2026	Yes

Former First Foundation Directors
Sam Edelson	36	2026	Yes
Henchy R. Enden	53	2026	Yes
Benjamin Mackovak	45	2026	Yes
C. Allen Parker	71	2026	Yes
Thomas C. Shafer	67	2026	No

Vote Required for Election of Directors
Each nominee will be elected by a plurality of the votes cast in person or represented by proxy at the annual meeting and entitled to vote thereon. This means that the seven nominees receiving the highest number of votes “FOR” will be elected. There is no cumulative voting with respect to the election of directors. Abstentions and broker non-votes will not be considered votes cast and therefore will have no effect on the outcome of this proposal.
Resignation Policy if Majority Vote Withheld
Under our Corporate Governance Guidelines, in an uncontested election of directors, if any nominee receives an equal or greater number of votes “withheld” for his or her election, the nominee must promptly tender a written offer of resignation to the Nominating and Governance Committee of the Board within five days of the certification of the stockholder vote. The Nominating and Governance Committee will promptly consider the director’s offer of resignation and will recommend to the Board whether to accept or reject it. In evaluating the director’s resignation, the Nominating and Governance Committee and the Board will consider factors they deem relevant.

☑ The Board recommends that you vote “FOR” each of the above director nominees.
Continuing Directors
Set forth below is information concerning our other directors, whose terms of office will continue after the annual meeting, including their age, year first elected or appointed and whether they are considered an independent director.

Name	Age	Served as Director Since	Independent Director
Class I (term expires 2027)
Mollie H. Carter	64	2017	No
Spencer T. Cohn	38	2026	Yes
Beverly O. Elving	72	2021	Yes

Class II (term expires 2028)
Neal E. Arnold	66	2017	No
Kevin T. Hammond	45	2022	Yes
David W. Levy	69	2017	Yes
All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified.
Family Relationships
No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.
Resignations and Appointments
On June 9, 2025, FirstSun and Aquiline SGB Holdings LLC (“Aquiline”) agreed to terminate the Aquiline Board Representative Letter Agreement pursuant to which Aquiline appointed a director designee to our Board. As a result of the termination of this agreement, Aquiline directed its board representative, Paul A. Larkins, a Class III director, to resign from our Board, effective June 9, 2025.
On December 3, 2025, Isabella Cunningham, a Class I director, notified the Board that she would resign as a director on the earlier of the effective time of our merger with First Foundation or the date of the annual meeting. Accordingly, as of the effective time of the merger on April 1, 2026, the Board had a vacancy in Class I related to her resignation.
The Board did not reduce its size following Ms. Cunningham’s resignation but used the vacancy to accommodate the director designation rights of Castle Creek Capital Partners IX, LP (“Castle Creek”). On March 31, 2026, following a review and based on the recommendation of our Nominating and Governance Committee, and pursuant to Castle Creek’s director designation rights described under “Board Representation Rights” below, the Board appointed Spencer T. Cohn as a Class I director effective April 1, 2026. As a Class I director, Mr. Cohn will serve the remaining Class I director term that expires at our 2027 annual meeting of stockholders.
On January 23, 2026, Diane L. Merdian, a Class III director, notified the Board that she would resign as a director on the earlier of the effective time of our merger with First Foundation or the date of the annual meeting. Also on January 23, 2026, following a review and based on the recommendation of the Nominating and Governance Committee, the Board appointed Peter E. Murphy as a Class III director, effective immediately, with a term expiring at the annual meeting. All Class III directors will be phased out as a result of the declassification amendment at the annual meeting.
Board Representation Rights

FirstSun has entered into Board Representative Letter Agreements with each of JLL/FCH Holdings I, LLC; trust stockholders associated with Mollie H. Carter, our Executive Chairman (the “Mollie Hale Carter Trust Group”); trust stockholders associated with Karen Hale Young (the “Karen Hale Young Trust Group”); Castle Creek; fund or account stockholders associated with Canyon Capital Advisors LLC (the “Canyon Group”); and a stockholder associated with Fortress Investment Group LLC (“Fortress”) (each, a “Designating Stockholder”). These agreements provide that FirstSun will use its best efforts to cause an individual designated for nomination by the Designating Stockholder to be elected or appointed to the Board and will recommend to its stockholders the election of such individual designated at the applicable stockholders’ meetings. Such nomination rights continue for so long as the applicable Designating Stockholder owns at least 40% of the total shares held by the Designating Stockholder as of the date of the Board Representative Letter Agreement.
For additional information see “Certain Relationships and Related Party Transactions” beginning on page 19.
The following board nominees and ongoing directors were nominated to the Board by a Designating Stockholder pursuant to the applicable Board Representative Letter Agreement:

Designating Stockholder	Board Designee for Election at the 2026 Annual Meeting
Mollie Hale Carter Trust Group	Peter E. Murphy
Canyon Group	Sam Edelson
Fortress	Henchy R. Enden

Designating Stockholder	Continuing Director Designee
Castle Creek	Spencer T. Cohn (Class I director)
Karen Hale Young Trust Group	Mollie H. Carter (Class I director)
JLL/FCH Holdings I, LLC	Kevin T. Hammond (Class II director)
Identifying and Evaluating Director Candidates
Our Nominating and Governance Committee reviews the qualifications of, and recommends to the Board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the Board as they may occur during the year. The Board, in coordination with the Nominating and Governance Committee, also considers committee memberships. The Nominating and Governance Committee has determined and the Board has approved, certain criteria in considering director nominees, and pursuant to that criteria our directors must, at a minimum, possess the following qualities:
•the highest levels of personal and professional ethics, integrity and values;
•a strong personal and professional reputation;
•professional experience that adds to the mix of the Board as a whole;
•the ability to exercise sound, independent business judgment;
•freedom from conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;
•demonstrated leadership skills;

•the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and
•relevant expertise and experience, and the ability to offer advice and guidance to executive management based on that expertise and experience.
In evaluating director candidates, the Nominating and Governance Committee also evaluates the collective contribution of qualifications, experiences, skills and background of each nominee and considers:
•whether the candidate possesses the qualities described above;
•whether the candidate qualifies as an independent director;
•the candidate’s educational and professional background, including relevant past and current employment affiliations and board affiliations;
•the candidate’s management experience in complex organizations and experience in dealing with complex business problems;
•the candidate’s other commitments, such as employment and other board positions;
•the likelihood of obtaining regulatory approval of the candidate, if required;
•whether the candidate would qualify under our guidelines for membership on the Audit Committee, the Compensation and Succession Committee or the Nominating and Governance Committee; and
•if an incumbent director, whether the director attended at least 75% of the board meetings during the past year and attended at least 75% of the committee meetings of which he or she is a member during the past year, subject to the committee’s ability to make exceptions to the attendance requirement as individual circumstances warrant.
The Nominating and Governance Committee charter requires the committee to review potential candidates for the Board recommended by our stockholders. In evaluating candidates proposed by stockholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the Board.
While we do not have a separate diversity policy, the Nominating and Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to Board heterogeneity. All of the nominees for election as directors at the annual meeting were recommended for nomination by the Nominating and Governance Committee. The committee did not receive any formal nominations for directors from our common stockholders, other than with respect to the Designating Stockholders.
Director Experience
Biographical information regarding each of our director nominees and continuing directors is set forth below, including the particular experience, qualifications, attributes or skills that led the Board to conclude that each member is qualified to serve on the Board.
Nominees for Election

John S. Fleshood
Age 63 | Director Since 2025
Mr. Fleshood recently served as Executive Vice President and Chief Operating Officer of California-headquartered TriCo Bancshares (Nasdaq: TCBK) from 2016 to December 2025. Before that, he held a variety of management positions at Wintrust Financial Corporation (Nasdaq: WTFC), a financial holding company based in Rosemont, IL from 2005 to 2016, including most recently as Executive Vice President and Chief Risk Officer. Mr. Fleshood also served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank from 2001 to 2005, and as Vice President and Manager of the Treasury Division from 1992 to 2001.
His qualifications to serve as a director include C-suite leadership, enterprise risk, bank level and public financial holding company atmospheres, as well as extensive M&A and organic growth experiences.

Peter E. Murphy
Age 63 | Director Since 2026 | Other Public Company Boards: Malibu Boats, Inc.
Mr. Murphy is the founder and Chief Executive Officer of Wentworth Capital Management, a private investment and venture capital firm focused on media, technology and branded consumer businesses. From 2009 to 2011, he served as President of Strategy & Development of Caesars Entertainment, where he was responsible for corporate strategy and growth, mergers and acquisitions, corporate development and real estate development. From 2007 to 2008, Mr. Murphy served as an operating partner at Apollo Global Management and, before that, he spent 18 years in senior executive roles with The Walt Disney Company, including as Chief Strategic Officer of The Walt Disney Company and as Chief Financial Officer of ABC, Inc. In addition, Mr. Murphy serves on the boards of directors of various public and private media and consumer-facing companies, including Malibu Boats (NASDAQ: MBUU), where he serves on the compensation and corporate governance and nominating committees. His extensive board experience includes previously serving on the boards of Tribune Media (NYSE: TRCO), where he was chairman of the audit committee and led the transaction committee; Revel Entertainment, serving as chairman of the board; The Stars Group (NASDAQ: TSG, now Flutter Entertainment); Fisher Communications; and Dial Global (now Westwood One), serving as the chairman of a special committee for restructuring and on the audit committee.
His qualifications to serve as a director include his substantial experience as an executive officer and board member of public companies, including his extensive experience with corporate strategy and growth, corporate governance and operational management.

Sam Edelson
Age 36 | Director Since 2026
Mr. Edelson is a real estate developer and investor. He is a co-founder of TitleCat, an AI-powered search and exam software for the title insurance industry. Mr. Edelson also founded Force7Mgmt in 2020, where he focuses on preserving historically significant buildings while also adding attainably priced multifamily units to the housing stock. Before founding TitleCat and Force7Mgmt, Mr. Edelson worked at Cyrus Capital from 2015 to 2019, focusing on credit and structured credit investments. Mr. Edelson began his career at Bain Capital Credit (previously called Sankaty Advisors). Mr. Edelson served as a director of First Foundation from 2024 until it merged with and into FirstSun on April 1, 2026.
His qualifications to serve as a director include his executive experience in real estate and investment.

Henchy R. Enden
Age 53 | Director Since 2026
Ms. Enden is a managing director at Fortress Investment Group, a position she has held since January 2024. Immediately before that, Ms. Enden was a portfolio manager and equity analyst for MFP Investors LLC, an investment management company based in New York, beginning in 2004. Ms. Enden served as a director of First Foundation from 2024 until it merged with and into FirstSun on April 1, 2026. She also previously served as a director of Avidbank Holdings, Inc. from August 2022 to January 2024, Dynasty Financial Partners from November 2021 to January 2024, Atlantic Capital Bancshares Inc. from June 2015 to March 2022, when it was purchased by SouthState Bank, and First Security, a bank purchased by Atlantic Capital, from 2013 until 2015. In addition, Ms. Enden previously served as a director of Bridgeview Bancorp, a bank in Chicago, Illinois, from July 2015 until May 2019, when the bank was acquired by First Midwest Bancorp. Ms. Enden also served as a director of West Coast Bancorp, a bank in Lake Oswego, Oregon, from January 2012 until April 2013, when it was acquired by Columbia Banking System, Inc.
Her qualifications to serve as a director include her extensive experience in investment management, in addition to her directorships at various banking organizations, which provides valuable insight regarding our overall management and operation.

Benjamin Mackovak
Age 45 | Director Since 2026
Mr. Mackovak is a Co-Founder and Managing Member of Strategic Value Bank Partners, an investment firm specializing in community banks founded in 2015. Before that, Mr. Mackovak was the Founder and Portfolio Manager of Cavalier Capital, an investment firm based in Cleveland, Ohio, from 2012 to 2015. Mr. Mackovak was the Senior Analyst at Rivanna Capital, an investment firm based in Charlottesville, Virginia from 2006 to 2012. Mr. Mackovak worked at First American Trust as an Associate Portfolio Manager, an investment firm based in Newport Beach, California from 2004 to 2005. Mr. Mackovak began his career at Merrill Lynch. Mr. Mackovak served as a director of First Foundation from 2024 until it merged with and into FirstSun on April 1, 2026. Mr. Mackovak currently serves on the Board of Directors for People’s Bank of Commerce since 2021. Previously, he served on the board of BankFinancial Corp. (NASDAQ: BFIN), Keystone Bank, Community Bank of the Bay, United Security Bancshares (NASDAQ: UBFO), First South Bancorp, Peak Bancorp, Foothills Community Bank, TIG Bancorp and First State Bank of Colorado
His qualifications to serve as a director include his investment experience and specialization in community banks.

C. Allen Parker
Age 71 | Director Since 2026
Mr. Parker is currently a board member of Archer Systems, LLC, a role he has occupied since December 2022. From July 2023 to November 2024, Mr. Parker served as an independent director for SVB Financial Group after its bankruptcy filing. From July 2020 through July 2022, Mr. Parker was a Senior Advisor to the global consulting firm McKinsey & Co. in its Financial Institutions practice, and he was an executive at Wells Fargo & Company from March 2017 until March 2020. He joined Wells Fargo initially as the General Counsel and was later appointed by the Wells Fargo Board of Directors to be the Interim Chief Executive Officer, a role he held for seven months. He was also a member of the Wells Fargo Board of Directors during that period. Prior to joining Wells Fargo, Mr. Parker was a partner at Cravath, Swaine & Moore LLP, an international law firm. Over his 27 years as a partner at Cravath, he specialized in finance and corporate governance, was a member of the firm’s Corporate Governance and Board Advisory Practice and served in a variety of firm leadership roles. From January 2013 through December 2016, Mr. Parker served as Cravath’s fifteenth presiding partner. Mr. Parker served as a director of First Foundation from 2024 until it merged with and into FirstSun on April 1, 2026.
His qualifications to serve as a director include his experience as an executive at Wells Fargo & Company, along with his legal background, which allows him to provide valuable insight to the Board regarding corporate governance matters and our business and legal operations.

Thomas C. Shafer
Age 67 | Director Since 2026
Mr. Shafer is the Executive Vice Chairman of FirstSun and the Bank, a position he has held since the closing of our merger with First Foundation on April 1, 2026. Before that he served as the Chief Executive Officer and as a director of First Foundation and First Foundation Bank since November 21, 2024. He previously served as Co-President of Commercial Banking and Senior Executive Vice President of Huntington Bancshares Incorporated (“Huntington”) following its merger with TCF Financial Corporation in June 2021, until his retirement in December 2022. Before the merger with Huntington, he served as Chief Executive Officer of TCF National Bank and Vice Chairman of the board of TCF Financial Corporation from October 2020. Before that, Mr. Shafer served as Chief Operating Officer of TCF Financial Corporation and President and Chief Operating Officer of TCF National Bank beginning in August 2019. Before those roles, he served in multiple executive positions at TCF Financial Corporation’s and TCF National Bank’s predecessor organizations since 2010, including serving as the Chief Executive Officer of Chemical Bank from 2016 to 2019.
His qualifications to serve as a director include his extensive experience as a banking executive of large, complex banking organizations, which brings valuable experience and insight to our Board.

Continuing Class I Directors

Mollie H. Carter
Age 64 | Director Since 2017
Ms. Carter is the Executive Chairman of FirstSun and the Bank, a position she has held since April 1, 2022. She served as President and Chief Executive Officer of FirstSun from 2005 until April 1, 2022, and she served as President and Chief Executive Officer of Sunflower Bank from 2005 to 2018. She served as a director of Evergy, Inc. and its predecessor, Westar Energy, a publicly traded company, from 2003 to 2022, including as Chair of the Compensation and Succession Committee. She previously served as a director of Archer-Daniels-Midland Company, a publicly traded company, from 1996 to 2017. Ms. Carter is also a Director of Lockton Companies and serves on its Audit Committee. She also serves on the NPR Foundation Board of Trustees on the Executive Committee, and she is a Co-Chair of the NPR Collaborative Journalism Task Force. She also serves on the Rocky Mountain Public Media Board on the Executive Committee.
Her qualifications to serve as a director include her substantial leadership experience as our former Chief Executive Officer, her financial expertise and her significant experience serving as a director, including with a large public company, which provides valuable experience related to corporate governance and compensation matters.

Spencer T. Cohn
Age 38 | Director Since 2026 | Other Public Company Boards: Bancorp 34, Inc. and Tri-County Financial Group, Inc.
Mr. Cohn is a Principal at Castle Creek Capital, LLC, an asset management firm that invests in the community banking industry, a position he has held since 2026. Before that, he served as a Director at Castle Creek from 2020 until 2026, as a Vice President from 2018 until 2020 and as a Senior Associate from 2014 until 2018. Mr. Cohn serves as a director at several Castle Creek portfolio companies including Bancorp 34, Inc., CNB Bank Shares, Inc., Lincoln Bancorp, and Tri-County Financial Group, Inc. His previous board experience also includes Middlefield Banc Corp. (before its merger with Farmers National Banc Corp.), Aquesta Financial Holdings, Inc., Citizens Bancshares Co., and Liberty Bancshares, Inc. Before joining Castle Creek, Mr. Cohn worked at Keefe, Bruyette & Woods as an investment banking associate in the Financial Institutions Group where he concentrated on mergers and acquisitions and capital markets transactions.
His qualifications to serve as a director include significant experience with the complex financial structures of both privately held banks and public financial holding companies, as well as extensive M&A experience in the banking industry.

Beverly O. Elving
Age 72 | Director Since 2021
Ms. Elving is the former Director of Corporate Accounting, Vice President & Controller, and Senior Vice President of Finance at Applebee’s International from 1998 to 2012. Before that, she served as the Chief Financial Officer of Integrated Medical Resources from 1996 to 1998 and served as Vice President Finance & Accounting for the FDIC/Resolution Trust Corporation from 1990 to 1996. Between 1981 and 1996, Ms. Elving gained senior accounting, auditor, and Certified Public Accountant experience at Jackson County, Missouri, and Arthur Andersen & Co. Ms. Elving’s experience includes her service as a director of several non-profit boards including St. Luke’s Health System-Bishop Spencer Place since 2019 and as board president since 2022, as well as Heart of America Shakespeare Festival as a director since 2019 and as board co-president 2021 to 2023.
Her qualifications to serve as a director include her accounting, finance and C-suite leadership experience including oversight of public companies and government entities.

Continuing Class II Directors

Neal E. Arnold
Age 66 | Director Since 2017
Mr. Arnold is the current President and Chief Executive Officer of FirstSun and Sunflower Bank and also serves as the Chief Operating Officer of FirstSun. He was appointed as President and Chief Executive Officer of FirstSun on April 1, 2022, and has held the positions of President and Chief Executive Officer of Sunflower Bank and Chief Operating Officer of FirstSun since 2018. Before that, Mr. Arnold served as Executive Vice President of Fifth Third Bancorp and Fifth Third Bank from 1998 to 2005, and as Chief Financial Officer of Fifth Third Bancorp and Fifth Third Bank from 1997 to 2005. He also served as Treasurer of Fifth Third Bancorp and Fifth Third Bank and as Senior Vice President of Fifth Third Bank. Before joining Fifth Third, he served as Chief Financial Officer and Chief Operating Officer of Midwestern Community Bank from 1980 to 1989.
His qualifications to serve as a director include his substantial C-suite leadership experience and as a chief financial officer of a large public company, as well as his over 30 years of experience completing numerous regulatory compliance consulting engagements for bank boards.

Kevin T. Hammond
Age 45 | Director Since 2022
Mr. Hammond is a Managing Director of JLL Partners, a position he has held since 2004, where he focuses on new private equity investments and managing the firm’s portfolio of companies. He also serves on JLL Partners’ management and investment committees. Before joining JLL, he worked in merger advisory and private equity at Greenhill & Co. Mr. Hammond served as a director of Pioneer Bancshares, Inc. from 2016, until it was merged with and into FirstSun in 2022. In addition, he previously served as a director of FC Holdings, Inc. and First Community Bank, N.A.
His qualifications to serve as a director include his experience in managing financial transactions and extensive past and current director service on corporate boards.

David W. Levy
Age 69 | Director Since 2017
Mr. Levy was the former Managing Director at Pickwick Capital Partners, a position he held from 2012 to 2025. Before that, he served as Vice Chairman of Investment Banking and Co-Head of the Financial Institutions Group at Cowen & Company from 2009 to 2010 and served as Senior Managing Director at Bear Stearns from 2005 to 2008. Mr. Levy spent over 23 years at Citigroup Global Markets as a Managing Director and Head of the Bank and Financial Services Group, and Salomon Brothers Inc. as a Managing Director and Co-Head of the Financial Institutions Department. He has served as a director of Old Dominion National Bank since 2013, and as a director of its holding company, ODNB Financial Corp, since 2022.
His qualifications to serve as a director include his leadership experience, managing director positions with globally recognized investment banking firms, and his prior service as a member of the Audit and Compensation and Succession Committees of another financial institution.

EXECUTIVE OFFICERS
Our current executive officers are:

Name	Title
Neal E. Arnold	Chief Executive Officer and President of FirstSun and Sunflower Bank and Chief Operating Officer of FirstSun
Robert A. Cafera, Jr.	Senior Executive Vice President and Chief Financial Officer of FirstSun and Sunflower Bank
Mollie H. Carter	Executive Chairman of the FirstSun and Sunflower Bank Boards
Laura J. Frazier	Executive Vice President and Chief Administrative Officer of FirstSun and Sunflower Bank
Jennifer L. Norris	Executive Vice President and Chief Credit Officer of FirstSun and Sunflower Bank and Chief Operating Officer of Sunflower Bank
Because Mr. Arnold and Ms. Carter also serve on our board of directors, we have provided their biographical information above. Biographical information for each of Mr. Cafera, Ms. Norris, and Ms. Frazier is provided below:
Robert A. Cafera, Jr., age 56, currently serves as Senior Executive Vice President and Chief Financial Officer of FirstSun and the Bank, positions he has held since 2012. Before joining FirstSun and the Bank, he served in different roles at Fifth Third Bank, including as Senior Vice President and Chief Financial Officer of the Commercial Bank, and before that as its Assistant Controller. Before joining Fifth Third Bank, he was a Senior Manager with Arthur Andersen & Co. for about ten years.
Laura J. Frazier, age 55, currently serves as Executive Vice President and Chief Administrative Officer of FirstSun and the Bank, positions she has held since 2020. Ms. Frazier joined the Bank in 2013 and served as its Human Resources Director until 2016, when she then served as its Chief Human Resources Officer until assuming her current role in 2020. From 2010 to 2013, Ms. Frazier served as the Deputy Director of Human Resources for the Ohio Department of Developmental Disabilities. Her experience also includes eight years from 2002 until 2010, as the Director of Labor Relations for the Ohio Department of Developmental Disabilities.
Jennifer L. Norris, age 52, currently serves as the Executive Vice President and Chief Credit Officer of FirstSun and the Bank, positions she has held since 2020, as well as Chief Operating Officer of the Bank, since November 2024. Before that, she held various credit management and leadership roles at Wells Fargo Bank and its predecessor Wachovia Bank from 1997 to 2020. She also maintains the Chartered Financial Analyst designation.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Corporate Governance Guidelines
Our Corporate Governance Guidelines are published on our website at https://ir.firstsuncb.com under the tab Governance / Governance Documents. Our Corporate Governance Guidelines address topics including, among other topics, the role, authority and responsibilities of the Board; Board membership criteria, evaluation of director candidates and expectations; our director resignation policy; Board leadership; our committee structure; interaction with investors, lenders, the press and other constituencies; confidentiality; Board access to management; outside advisors; communicating with directors; attendance at our annual stockholders’’ meetings; Code of Ethics; stock ownership and Board compensation.
Code of Ethics
The Board believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the Board adopted a Code of Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at https://ir.firstsuncb.com under the tab Governance / Governance Documents. We will post on our website any amendments to, or waiver from, the Code of Ethics as it applies to any director or officer to the extent required to be disclosed by applicable NASDAQ or SEC requirements.
Director Independence
Our Board has determined that each of Mr. Cohn, Mr. Edelson, Ms. Elving, Ms. Enden, Mr. Fleshood, Mr. Hammond, Mr. Levy, Mr. Mackovak, Mr. Murphy and Mr. Parker is an independent director under NASDAQ listing standards.
Ms. Cunningham and Ms. Merdian resigned from our Board effective April 1, 2026. Our Board determined that Ms. Cunningham and Ms. Merdian were also independent directors under NASDAQ listing standards. Mr. Larkins resigned from our Board effective June 9, 2025. In 2025, our Board determined that Mr. Larkins was independent under NASDAQ listing standards.
In determining the independence of Mr. Cohn, Mr. Edelson, Ms. Enden, Mr. Hammond and Mr. Murphy, the Board considered that these directors serve as representatives of Designating Stockholders pursuant to director designation rights included in Board Representative Letter Agreements with such stockholders. For additional information see “Proposal 1—Election of Directors—Board Representation Rights” beginning on page 6 and “Certain Relationships and Related Party Transactions” beginning on page 19.
The Board has determined that Mr. Arnold, Ms. Carter and Mr. Shafer are not independent directors, because of their roles as Chief Executive Officer, Executive Chairman and Executive Vice Chairman of FirstSun, respectively.
Director Attendance
Our Board held 9 meetings during 2025. Each of our directors attended at least 75% of these meetings and the meetings of the committees on which they served. We expect each director to attend our annual meeting of stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending. Last year, all of our then serving directors attended our annual meeting.
Committees of the Board of Directors
Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation and Succession Committee, the Nominating and Governance Committee, the Risk Committee and the Executive Committee. The board of directors of Sunflower Bank has also established a Trust and Fiduciary Committee.
Charters describing the responsibilities of each of the Audit Committee, the Compensation and Succession Committee, the Nominating and Governance Committee, and the Risk Committee, which we refer to collectively as our key committees are available on our website at https://ir.firstsuncb.com under the tab Governance / Governance Documents.

Actions taken by each committee of the Board are reported to the full board, usually at its next meeting. Our Board reviews our committee charters and committee membership at least annually. Brief summaries of the duties of FirstSun’s key committees are set forth below, as well as the current members of each committee as of the date of this proxy statement.

Audit Committee	No. of Meetings in 2025: 13
Members:
Beverly O. Elving (Chair)
Henchy R. Enden
John S. Fleshood
C. Allen Parker
Independence / Qualifications of Members:
•All members who served on the committee in 2025 (including Ms. Merdian who served on the committee until she resigned from the Board on April 1, 2026) and all current committee members are independent under NASDAQ listing standards, as well as the heightened independence requirements applicable to audit committee members under SEC rules and Nasdaq listing standards
•All members can read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement
•The Board has determined that Ms. Elving qualifies as an “audit committee financial expert” under SEC rules
•All members have banking or related financial management expertise as defined by FDIC regulations

Key Responsibilities:
•Oversee our accounting, financial reporting, internal controls over financial reporting and disclosure controls and procedures
•Oversee the audit of our financial statements and the selection, retention, compensation, and performance of our independent registered public accounting firm
•Oversee our compliance with ethics policies, and certain legal and regulatory requirements
•Oversee the performance of our internal audit function

Compensation and Succession Committee	No. of Meetings in 2025: 6
Members:
Peter E. Murphy (Chair)
Spencer T. Cohn
David W. Levy
C. Allen Parker
Independence / Qualifications of Members:
•All members who served on the committee in 2025 (including Ms. Cunningham and Ms. Merdian who served on the committee until each resigned from the Board on April 1, 2026) and all current committee members meet the independence requirements for compensation committee members under NASDAQ listing standards

Key Responsibilities:
•Oversee our compensation philosophy, objectives, policies, plans and programs
•Review and approve (or recommend to the Board, as appropriate) the compensation of our executive officers
•Review and administer our incentive compensation and equity-based plans
•Oversee and review the development of our chief executive officer and executive management succession plans
•Review and evaluate the risks arising from our compensation policies and practices

Nominating and Governance Committee	No. of Meetings in 2025: 3
Members:
David W. Levy (Chair)
Kevin T. Hammond
Benjamin Mackovak
Peter E. Murphy
Independence / Qualifications of Members:
•All members who served on the committee in 2025 (including Ms. Merdian and Ms. Cunningham who served on the committee until each resigned from the Board on April 1, 2026) and all current committee members are independent under NASDAQ listing standards

Key Responsibilities:
•Identify individuals qualified to become board members and recommend nominees for election subject to the limitations and terms of certain Board Representative Letter Agreements
•Recommend directors for appointment to Board committees
•Review and make recommendations to the Board related to director independence
•Establish and administer processes to evaluate the Board and its committees
•Review and recommend Board compensation
•Review our policies, procedures and structure as they relate to corporate governance

Risk Committee	No. Meetings in 2025: 6
Members:
John S. Fleshood (Chair)
Beverly O. Elving
Sam Edelson
Thomas C. Shafer
Independence / Qualifications of Members:
•All members who served on the committee in 2025 (including Ms. Cunningham who served on the committee until she resigned from the Board on April 1, 2026) and all current committee members are independent under NASDAQ listing standards, other than Mr. Shafer

Key Responsibilities:
•Oversee our enterprise-wide risk management framework and corporate risk function, including the strategies and support systems established by management to manage the major risks facing FirstSun and the Bank
•Oversee risk processes and governance structure, including policies, risk limits and delegated management risk committees
•Oversee liquidity and funding risk
•Oversee the administration and effectiveness of our credit risk management framework and policies and our information security program

Stockholder Communications with Our Directors
Our stockholders may contact any member of the Board (including our Executive Chairman or Lead Independent Director), or the Board as a whole, through our Corporate Secretary, by mail at 1400 16th Street, Suite 250, Denver, Colorado 80202, or by e-mail at director.relations@sunflowerbank.com. Any such communication should indicate whether the sender is a FirstSun stockholder. Any communication will be forwarded promptly to the Board as a group or to the attention of the specified director per your request. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any director or committee of our Board.
Board and Committee Evaluation Process
Under its charter, our Nominating and Governance Committee annually reviews and assesses the performance of our Board, including each committee of the Board, and makes recommendations for areas of improvement as it deems appropriate. Each of the key committees of the Board (Audit, Compensation and Succession, Nominating and Governance, and Risk) also performs an annual assessment of its performance and charter.

Common Stock Ownership and Retention Guidelines for Non-Employee Directors
In order to align the interests of Board members and stockholders, we require each non-employee director to develop an equity stake in the Company. The Nominating and Governance Committee is responsible for monitoring compliance with these stock ownership guidelines.
Under our stock ownership guidelines, non-employee directors are expected to acquire, and hold during their service as Board members, shares of our common stock equal in value to at least five times the annual cash retainer for non-employee directors (total of Company and Bank), not including fees for committee service. Individuals who acquire shares of common stock under our equity-based incentive plans must hold at least 100% of all net after-tax acquired shares until these stock ownership guidelines are satisfied.
The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares, unvested time-based restricted stock, and affiliated funds. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership. Shares held in a margin account or pledged as collateral for a loan as of the date of the adoption of these stock ownership guidelines will not count toward satisfaction of these guidelines.
As of December 31, 2025, all of our then serving non-employee directors were in compliance with these guidelines. Directors appointed in 2026 will be expected to hold all net after-tax shares acquired under our equity-based incentive plans until these stock ownership guidelines are satisfied.
Board Leadership Structure
We separate the roles of Executive Chairman of the Board and Chief Executive Officer, both of which are executive officer positions within FirstSun. We believe certain synergies are gained through the roles of the Executive Chairman and Chief Executive Officer by facilitating efficient and effective flow of information between management and the Board. Further, the Board believes the roles of the Executive Chairman, Chief Executive Officer, in concert with a Lead Independent Director appointed by the Board, serves the interests of stockholders by striking a balance between the development of corporate strategies and independent oversight of management. As discussed more fully below, we have appointed Mr. Fleshood as our Lead Independent Director.
The “Lead Independent Director,” assists the Board in assuring effective corporate governance and serves as chairman when the Board meets in independent director sessions. Our Board designated Mr. Fleshood to serve as Lead Independent Director. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary, serves as a liaison between the Executive Chairman or the Chief Executive Officer and the independent directors on certain matters, and has power to provide formal input on the agenda for meetings of the Board. The Nominating and Governance Committee reviews this appointment annually and the full Board has the opportunity to ratify the committee’s selection.
Our Board believes this structure is appropriate for us because our Chief Executive Officer has the best knowledge of our day-to-day operations and can make recommendations to the Board based on his ongoing experience and “hands on” running of the Company. In addition, the Lead Independent Director, who is an independent member of our Board, provides independent leadership within our Board that strengthens its effectiveness and oversight of our business.
Board’s Role in Risk Oversight
General
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, market risks, regulatory risks, strategic risks, cybersecurity risk, reputational risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
We have established our Enterprise Risk Management program to assess, measure and monitor credit risk, market risk, liquidity and funding risk, capital adequacy, strategic risk, legal and compliance risk, reputation risk and operational risks. While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Risk Committee’s responsibilities include periodically reviewing and approving our Enterprise Risk Management program and

Risk Appetite framework; identifying emerging risks and ensuring there are plans to mitigate risks identified; reviewing stress testing activities surrounding credit, liquidity, and capital; seeking to ensure compliance with our Risk Appetite framework; and reviewing results of examinations by regulatory agencies and tracking remediation of reported findings. The Board’s Compensation and Succession Committee monitors and assesses the various risks associated with compensation policies and individual incentive plans and oversees incentives to seek to ensure the level of risk-taking is consistent with our overall strategy.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and the Board are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers contribute to Enterprise Risk reporting to the Board and attend many of the Board meetings, or, if not in attendance, are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Additionally, each of our Board-level committees provides regular reports to the full Board and apprises the board of our comprehensive risk profile and any areas of concern.
Cybersecurity and Information Security Risk Oversight
Our Board recognizes the importance of maintaining the trust and confidence of our customers and devotes time and attention to the oversight of cybersecurity and information security risks. In particular, our Board and senior management each receives regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Risk Committee reviews and approves our Cybersecurity Policy. Our Board received regular updates on cybersecurity and information security risk in 2025 and discussed cybersecurity and information security risks with the Bank’s management team.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2025, our Compensation and Succession Committee consisted of Ms. Cunningham, Mr. Levy and Ms. Merdian. No member of the Compensation and Succession Committee in 2025 was an officer or employee of FirstSun. In addition, during 2025, none of our executive officers served as a director or as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation and Succession Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Statement of Policy Regarding Transactions with Related Persons
Transactions by us with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have also adopted policies to comply with these regulatory requirements and restrictions, including processes that govern the approval of related party transactions. Our Audit Committee reviews and approves all related person transactions between the Company and related parties in accordance with NASDAQ’s rules and regulations. For purposes of this review, related person transactions are those transactions required to be disclosed under applicable SEC regulations.
Banking Relationships
Certain of our executive officers and directors have, from time to time, engaged in banking transactions with Sunflower Bank, and are expected to continue such relationships in the future. All loans or other extensions of credit made by Sunflower Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.
Employment Relationship with Thomas C. Shafer
On April 1, 2026, at the effective time of the merger with First Foundation, Thomas C. Shafer, the former Chief Executive Officer of First Foundation and First Foundation Bank, was appointed to serve as a director of the Board and as Executive Vice Chairman of FirstSun. In connection with the merger, we assumed the Employment Agreement between First Foundation and Mr. Shafer. The initial term of the agreement runs through March 15, 2028, and automatically renews each year for an additional year, absent notice of non-renewal. Under the terms of the Employment Agreement, Mr. Shafer will receive an annual base salary of $1,090,000, subject to annual adjustment, but not reduction, at the discretion of the Board or the Compensation and Succession Committee. In addition, during each fiscal year during the term, Mr. Shafer will be entitled to an annual discretionary incentive opportunity equal to a maximum of 150% of his then-current annual base salary, one-half of which will be in the form of an annual cash bonus and one-half of which will be in the form of performance-based restricted stock units. Each of such annual cash bonus and performance-based restricted stock unit award will be earned and paid based on the terms and conditions (including achievement of performance metrics) determined by the Board. Mr. Shafer will also be eligible to participate in the other benefit programs of FirstSun and the Bank available to executive employees generally. We also assumed 500,00 unvested restricted stock units granted to Mr. Shafer by First Foundation. Under the merger agreement, these restricted stock units converted into a restricted stock unit award to acquire FirstSun common stock equal to the number of shares covered by the award immediately before the merger, multiplied by the exchange ratio, or 80,415 restricted stock units. The award vests in two equal installments on November 21, 2026 and November 21, 2027, subject to Mr. Shafer’s continued service through each vesting date.
Certain Other Relationships
Stockholders’ Agreement
FirstSun was a party to a Stockholders’ Agreement, dated as of June 19, 2017, as amended by Amendments No. 1 through 5 to the Stockholders’ Agreement (the “Stockholders’ Agreement”) that, among other things, provided certain FirstSun stockholders, defined as “Significant Stockholders” under the agreement, with additional rights and obligations, including representation on our board of directors; certain corporate governance provisions; restrictions on transfer; tag-along rights, rights of first refusal and preemptive rights; and certain information rights.
Other than provisions providing nine stockholders with board representation rights, the provisions of the Stockholders’ Agreement terminated on July 11, 2024, effective upon the listing of our common stock on The Nasdaq Stock Market LLC. The Stockholders’ Agreement was terminated in its entirety as of February 21, 2025, pursuant to Amendment No. 6 to the Stockholders’ Agreement. As a result, none of our stockholders have any continuing rights or obligations under the Stockholders’ Agreement.
Board Representative Letter Agreements Entered into Following the Termination of the Stockholders’ Agreement
In connection with the termination of the Stockholders’ Agreement on February 21, 2025, FirstSun entered into a Board Representative Letter Agreement with the following Significant Stockholders: Aquiline SGB Holdings LLC (“Aquiline”), JLL/FCH Holdings I, LLC (“JLL”), the Karen Hale Young Trust Group, and the Mollie Hale Carter Trust Group, each of whom owned 5% or more of the shares of FirstSun common stock at the time such letter agreements were entered into.
On June 9, 2025, FirstSun and Aquiline terminated the Board Representative Letter Agreement and Aquiline’s Board representative, Paul A. Larkins, concurrently resigned from our Board.
For purposes of the discussion below, JLL, the Karen Hale Young Trust Group and the Mollie Hale Carter Trust Group are each referred to as a “Significant Stockholder Group” and collectively as the “Significant Stockholder Groups.”
Each Board Representative Letter Agreement provides, among other things, that for so long as each Significant Stockholder Group, together with any affiliates, continues to own at least 40% of the shares of our capital stock owned by such Significant Stockholder Group as of February 21, 2025 (each a “Minimum Ownership Interest”), then, such Significant Stockholder Group will be entitled to nominate an individual to serve as director on the Board, subject to such individual qualifying to serve on the Board. The Board Representation Letter Agreements also provide that if a Significant Stockholder Group holds the Minimum Ownership Interest but does not have a nominee serving on the Board, then such Significant Stockholder Group will be entitled to appoint an individual to attend meetings of the Board in a nonvoting, nonparticipating observer capacity.
At such time that a Significant Stockholder Group no longer holds its Minimum Ownership Interest, such Significant Stockholder Group’s right to appoint a nominee to the Board or appoint a Board observer will terminate and, if requested by our Board, such Significant Stockholder Group has agreed to use commercially reasonable efforts to cause its nominee then serving on the Board, if any, to resign from the Board. Each Board Representative Letter Agreement also contains, among other things, customary indemnification and confidentiality provisions.
Board Representative Letter Agreement with Castle Creek
On December 3, 2025, we entered into a Board Representative Letter Agreement with Castle Creek that provides, among other things, that beginning on the earlier of the closing date of our merger with First Foundation or our annual meeting, for so long as Castle Creek, together with any affiliates, continues to own at least 40% of the shares of our capital stock owned by Castle Creek as of December 3, 2025 (the “Castle Creek Minimum Ownership Interest”), then, Castle Creek will be entitled to nominate an individual to serve as a director on the Board, subject to such individual qualifying to serve on the Board. The Castle Creek Board Representation Letter also provides that if Castle Creek holds the Castle Creek Minimum Ownership Interest and Castle Creek does not have a nominee serving on the Board, then Castle Creek is entitled to appoint an individual to attend meetings of the Board in a nonvoting, nonparticipating observer capacity.
At such time that Castle Creek no longer holds the Castle Creek Minimum Ownership Interest, its right to appoint a nominee to the Board or appoint a Board observer will terminate and, if requested by our Board, Castle Creek has agreed to use commercially reasonable efforts to cause its nominee then serving on the Board, if any, to resign from the Board. The Board Representative Letter Agreement also contains, among other things, customary indemnification and confidentiality provisions.
Board Representative Letter Agreements Related to the First Foundation Merger
In connection with our merger with First Foundation, we entered into Board Representative Letter Agreements, each dated and effective as of April 1, 2026, with Fortress and the Canyon Group. Fortress and the Canyon Group are each referred to below as a “Merger Stockholder” and collectively as the “Merger Stockholders.”
Each Board Representative Letter Agreement with a Merger Stockholder provides, among other things, that for so long as each Merger Stockholder, together with any affiliates, continues to own at least 40% of the shares of our capital stock owned by such Merger Stockholder as of April 1, 2026 (each a “Merger Stockholder Minimum Ownership Interest”), then, such Merger Stockholder will be entitled to nominate an individual to serve as director on the Board, subject to such individual qualifying to serve on the Board. The Board Representation Letters also provide that if a Merger Stockholder holds the Merger Stockholder Minimum Ownership Interest but does not have a nominee serving on the Board, then such Merger Stockholder will be entitled to appoint an individual to attend meetings of the Board in a nonvoting, nonparticipating observer capacity.
At such time that a Merger Stockholder no longer holds the Merger Stockholder Minimum Ownership Interest, such Merger Stockholder’s right to appoint a nominee to the Board or appoint a Board observer will terminate and, if requested by our Board, such Merger Stockholder has agreed to use commercially reasonable efforts to cause its nominee then serving on the Board, if any, to resign from the Board. Each Board Representative Letter Agreement with a Merger Stockholder also contains, among other things, customary indemnification and confidentiality provisions.
Significant Investor Registration Rights Agreement
Under our merger agreement with Strategic Growth Bancorp (“SGB”), on June 19, 2017, we entered into a Registration Rights Agreement with certain of our significant stockholders, including the Significant Stockholders referenced above (which Significant Stockholders are referred to as “Significant Investors” in the Registration Rights Agreement). Under the Registration Rights Agreement, we are obligated to register the sale of our common stock owned by the stockholders’ party to the agreement under certain circumstances, as described below.
The Registration Rights Agreement remained in effect following the SGB merger. Under our merger agreement with Pioneer Bancshares, Inc. (“Pioneer”), we entered into Amendment No. 1 to the Registration Rights Agreement, effective as of the closing date of the Pioneer merger, to among other things, add JLL, Pioneer’s largest stockholder, as a “Significant Investor” to the agreement. Other than JLL, no other Pioneer stockholder became a party to the Registration Rights Agreement.
Under our merger agreement with First Foundation, we entered into Amendment No. 2 to the Registration Rights Agreement, effective as of April 1, 2026, to among other things, add Fortress and the Canyon Group, stockholders of First Foundation, as a “Significant Investor” to the Agreement (collectively, the “First Foundation Stockholders”). The amendment provides that the closing of the merger with First Foundation is deemed to constitute a demand notice under the Registration Rights Agreement and that we are required to file a shelf registration statement under the Securities Act of 1933 to register the resale of our shares received by the First Foundation Stockholders in the merger. In connection with this filing, our existing Significant Investors agreed to waive certain piggyback and demand registration rights that would otherwise apply, consistent with prior waivers for other stockholders.
The Registration Rights Agreement includes the following rights:
Demand Rights

Each Significant Investor, subject to the limitations set forth in the Registration Rights Agreement, has the right to require us to prepare and file a registration statement registering the offer and sale of a number of their shares of our common stock. Each Significant Investor has the right to up to five demand notices.
We will not be obligated to effect any demand registration unless (a) the aggregate number of shares joining in the demand is at least 20% of the total number of issued and outstanding shares of our common stock (if the demand is before an initial public offering of FirstSun), or 10% of the total number of issued and outstanding shares of our common stock (if the demand is after the initial public offering of FirstSun), and (b) either (i) the aggregate offering price of securities to be included in the registration, net of underwriting discounts and commissions, equals or exceeds $25.0 million, or (ii) the aggregate number of shares of our common stock to be included in the registration equals or exceeds 10% of the total number of issued and outstanding shares of our common stock. In addition, we will not be obligated to file a registration statement within a period of 180 days after the effective date of any other demand registration statement.
We will also be permitted to postpone filing a registration statement or facilitating an offering relating to a demand registration request if the registration process would, among other things, materially and adversely affect a pending or proposed material financing or material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction.
Piggyback Rights
If we propose to register an offering of our common stock (subject to certain exceptions) for our own account or for the account of any third-party (including a demand registration), then we must give written notice to the holders under the Registration Rights Agreement and allow them to include their shares in that registration statement. There is no limitation on the number of such piggyback registrations that we are required to effect.
Conditions and Limitations
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay an offering or registration statement or withdraw a registration statement under certain circumstances.
Expenses and Indemnification
We will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement becomes effective or the offering is consummated, including legal expenses of one counsel for the holders party to the agreement. However, the holders must pay all underwriting discounts and commissions in connection with sales by them of any of their shares of our common stock.
The Registration Rights Agreement also contains customary indemnification provisions pursuant to which we will be required to indemnify each holder and its affiliates against certain liabilities that may arise, including those under the Securities Act.
Wellington Registration Rights Agreement
FirstSun entered into a securities purchase agreement, dated January 16, 2024, with certain funds managed by Wellington Management Company, LLP (collectively, the “Wellington Funds”), pursuant to which, we sold, and the Wellington Funds purchased, for $32.50 per share and an aggregate purchase price of $80 million, approximately 2.46 million shares of our common stock. This transaction closed on January 17, 2024. In connection with the securities purchase agreement, FirstSun and the Wellington Funds also entered into a Registration Rights Agreement (the “Wellington Registration Rights Agreement”), dated January 16, 2024, pursuant to which we agreed to provide customary resale registration rights with respect to the shares of our common stock purchased by the Wellington Funds under the securities purchase agreement. Under the Wellington Registration Rights Agreement, the Wellington Funds will be entitled to resale registration rights and rights to request a certain number of underwritten shelf takedowns, in each case, subject to certain limitations as set forth in the Wellington Registration Rights Agreement. Failure to meet the resale registration statement filings or effectiveness deadlines, and certain other events, set forth in the Wellington Registration Rights Agreement may result in our payment to the Wellington Funds of liquidated damages in the amount of 1% of the purchase price per month pending effective registration. A resale registration statement with respect to the registrable shares held by the Wellington Funds is currently on file and effective with the SEC.

STOCKHOLDER PROPOSALS FOR OUR 2027 ANNUAL MEETING
Under SEC rules, for a stockholder’s proposal to be included in our 2027 proxy statement, it must comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, and must be received by our Corporate Secretary at the below address on or before December 22, 2026. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.
If you would like to submit a matter for consideration at our 2027 annual meeting (including any stockholder proposal not submitted under Rule 14a-8 or any director nomination) that will not be included in the proxy statement for the annual meeting, you must comply with the advance notice and other provisions in our bylaws and it must be received by our Corporate Secretary at the below address, no later than the close of business on March 7, 2027 and no earlier than the close of business on February 5, 2027, if such meeting is to be held on a day that is not more than 30 days in advance of the anniversary date of our 2026 annual meeting or not later than 60 days after the anniversary date of our 2026 annual meeting. If the 2027 annual meeting is held more than 30 days in advance of the anniversary date of our 2026 annual meeting or 60 days after the anniversary date of our 2026 annual meeting, then your notice must be received by our Corporate Secretary by the close of business on the tenth day following the first date of public disclosure of the date of such meeting.
All stockholder proposals must be received by our Corporate Secretary at FirstSun Capital Bancorp, 1400 16th Street, Suite 250, Denver, Colorado 80202, by the applicable dates specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 10, 2026, by each director or nominee for director, each named executive officer, by all of our directors, director nominees and executive officers as a group, and each stockholder known by us to be the beneficial owner of more than 5% of our outstanding voting common stock.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o FirstSun Capital Bancorp, 1400 16th Street, Suite 250, Denver, Colorado 80202. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of April 10, 2026.

Name of Beneficial Owner	Amount of Voting Common Shares Owned	Right to Acquire[1]	Total Voting Common Shares	Percent of Class[2]
Directors and Named Executive Officers
Mollie H. Carter[3]	2,559,640	—	2,559,640	5.80%
Neal E. Arnold	283,830	187,590	471,420	1.06%
Robert A. Cafera, Jr.	134,390	135,952	270,342	*
Jennifer L. Norris	6,272	67,140	73,412	*
Spencer T. Cohn	1,500	—	1,500	*
Sam Edelson	2,140	—	2,140	*
Beverly O. Elving	7,639	12,585	20,224	*
Henchy R. Enden	30	—	30	*
John S. Fleshood	3,803	—	3,803	*
Kevin T. Hammond	30	—	30	*
David W. Levy	7,109	45,752	52,861	*
Benjamin Mackovak[4]	1,153,300	—	1,153,300	2.61%
Peter E. Murphy	1,550	—	1,550	*
C. Allen Parker	2,140	—	2,140	*
Thomas C. Shafer	7,105	—	7,105	*
All directors and executive officers as a group (16 persons)	4,178,171	504,533	4,682,704	10.49%
Name and Address of 5% Beneficial Owners of Voting Common Stock
JLL / FCH Holdings I, LLC[5] 300 Park Avenue, 18th Floor New York, NY 10022	3,504,902	—	3,504,902	7.94%
Wellington Management[6] 280 Congress Street Boston, MA 02210	2,990,376	—	2,990,376	6.78%
* Indicates ownership of less than 1%.
[1] The shares in this column represent stock options of FirstSun held by that person or entity that are currently exercisable or exercisable within 60 days of April 10, 2026.

2 We have based our calculation of the percentage of beneficial ownership on 44,121,885 shares of common stock outstanding as of April 10, 2026, which does not reflect 2,612,830 shares of nonvoting common stock issued and outstanding.
[3] Mollie H. Carter may be deemed to have voting, investment, and dispositive power with respect to all 2,559,640 of the listed shares, which are held by trusts for which she serves as trustee or co-trustee.
[4] Amount includes 1,151,160 shares held by Strategic Value Bank Partners LLC, an entity for which Mr. Mackovak serves as Co-Founder and Managing Member. Mr. Mackovak disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
[5] The entities in the JLL/FCH Holdings I, LLC ownership chain are: JLL Associates G.P. FCH, LLC; JLL Associates FCH, L.P.; and JLL Partners Fund FCH, L.P. Paul Levy, as sole member of JLL Associates G.P. FCH, LLC, has sole voting and dispositive power with respect to the shares.
[6] This information is based solely on a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on January 7, 2026 and a Schedule 13G filed by each of Bay Pond Investors (Bermuda) L.P. and Bay Pond Investors L.P. with the SEC on April 7, 2026, which filings collectively reported shared voting and shared dispositive power by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP over 1,500,876 shares beneficially owned by Bay Pond Investors (Bermuda) L.P. and 1,489,509 shares beneficially owned by Bay Pond Investors L.P).

EXECUTIVE COMPENSATION
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation, including the requirement to include a specific form of Compensation Discussion and Analysis, and exemptions from the requirements to conduct non-binding stockholder advisory votes on executive compensation and the frequency of such votes, and to obtain stockholder approval of certain golden parachute compensation arrangements. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Compensation of Executive Officers
In the following section, we refer to the individuals who served as our principal executive officer, our two other most highly compensated executive officers and Ms. Carter, as the “named executive officers.” Our named executive officers as of December 31, 2025 were:
•Mollie H. Carter, Executive Chairman of the FirstSun and Sunflower Bank Boards;
•Neal E. Arnold, Chief Executive Officer and President of FirstSun and Sunflower Bank and Chief Operating Officer of FirstSun;
•Robert A. Cafera, Jr., Senior Executive Vice President and Chief Financial Officer of FirstSun and Sunflower Bank; and
•Jennifer L. Norris, Executive Vice President and Chief Credit Officer of FirstSun and Sunflower Bank and Chief Operating Officer of Sunflower Bank.
Role of the Compensation and Succession Committee
The Compensation and Succession Committee (the “Compensation Committee”) assists the Board in discharging its responsibilities relating to executive compensation and to our compensation and benefit programs and policies, more generally. Under its charter, the Compensation Committee is responsible for, among other things:
•Overseeing our compensation philosophy, objectives, policies, plans and programs;
•Reviewing and approving performance goals and objectives of the Chief Executive Officer and annually reviewing the Chief Executive Officer’s performance;
•Reviewing and determining (or recommend to the Board, as appropriate) the compensation of our executive officers; and
•Reviewing and administering our incentive compensation and equity-based plans.
The Compensation Committee’s charter authorizes the committee to form and delegate authority to subcommittees including a subcommittee composed of one or more members of the Board or officers of the Company to grant stock awards under our equity incentive plans to persons who are not subject to Section 16 under the Exchange Act.
Role of Executives
The Compensation Committee calls on our executive officers from time to time to support the Compensation Committee in the fulfillment of its duties. Our Chief Executive Officer provides recommendations related to a number of matters that are subject to the Compensation Committee’s review and approval, including the compensation of executive officers other than the Chief Executive officer, the design of our incentive plans and the financial goals on which incentive plans are funded or based. The Compensation Committee retains discretion in determining whether to approve recommendations made by our executive officers.

Compensation Consultants
The Compensation Committee engages an independent compensation consultant to provide benchmarking market data and serve as an advisor, among other services. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. The Compensation Committee has the sole authority to select and retain the independent compensation consultant and approve their fees and the other terms of the engagement. During 2025, the Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian provided the committee with pay for performance analysis for executives, peer group review and development, program design and financial modeling, along with technical, competitive market, regulatory and industry updates. The Compensation Committee assessed the independence of Meridian taking into consideration all factors specified in NASDAQ listing standards. Based on this assessment, the Compensation Committee determined the engagement of Meridian did not raise any conflict of interest.
2025 Summary Compensation Table
The following table sets forth information concerning all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary	Bonus[2]		Stock Awards[4]	Non-Equity Incentive Plan Compensation[5]	All Other Compensation[6]	Total

Mollie H. Carter	2025	$500,000	$—		$—	$—	$21,600	$521,600
Executive Chairman	2024	500,000	—		—	—	21,300	521,300
Neal E. Arnold	2025	800,000	812,800		1,707,070	—	21,600	3,341,470
Chief Executive Officer and President of FirstSun and the Bank, and Chief Operating Officer of FirstSun	2024	800,000	145,600	[3]	5,550,010	1,021,000	21,300	7,537,910
Robert A. Cafera, Jr.	2025	500,000	508,000		502,062	95,227	21,600	1,626,889
Senior Executive Vice President and Chief Financial Officer of FirstSun and the Bank	2024	454,000	281,900	[3]	2,300,005	408,400	21,300	3,465,605
Jennifer L. Norris[1]	2025	450,000	365,760		361,481	59,517	21,600	1,258,358
Executive Vice President and Chief Credit Officer of FirstSun and the Bank and Chief Operating of the Bank and Chief Operating Officer of the Bank
1 Ms. Norris became a named executive for the first time in 2025.
[2] For 2025, see discussion under “Narrative to Summary Compensation Table—Annual Bonus Payment” below.
[3] The Bonus column in our 2025 proxy statement over-reported the amount of Mr. Arnold’s and Mr. Cafera’s bonus payments for the year-end 2024 and we have updated such amounts in this proxy statement.

[4] The amounts reported represent the aggregate grant date fair values of time-based restricted stock units and performance-based units (“PSUs”) granted to our named executive officers, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. A discussion of our assumptions related to stock-based compensation is included in Note 14, Stockholders’ Equity, of our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The grant date fair value of each award was determined based on the fair value of our common stock on the grant date, except that the fair value of PSUs that vest based on a market-based condition (which for 2025 represented all PSUs), were estimated using a Monte Carlo simulation model. The aggregate grant date fair value of PSUs that vest based on performance metrics were calculated based on the probable outcome of the performance conditions as of the grant date, which, for the 2024 grants, was target level performance. For 2024, the stock awards included restricted stock awards granted in 2024 with a grant date fair value of $4,000,010 for Mr. Arnold and $2,000,005 for Mr. Cafera, which were contingent on the closing of our proposed merger with HomeStreet, Inc. Upon termination of the HomeStreet, Inc. merger agreement, these stock awards were cancelled, and no shares were awarded to either Mr. Arnold or Mr. Cafera.

[5] The amounts in the Non-Equity Incentive Plan Compensation column are the cash awards earned by the named executive officers under the 2022 Long-Term Incentive Plan (“LTIP”) (see discussion under “Narrative to Summary Compensation Table—Long-Term Incentive Plan—2022 LTIP Award Results” below).

[6] The details of the components of this column for fiscal year 2025 are provided in the table below:

	Mollie H. Carter	Neal E. Arnold	Robert A. Cafera, Jr.	Jennifer L. Norris
401(k) match	$21,000	$21,000	$21,000	$21,000
Cell phone	600	600	600	600
Total	$21,600	$21,600	$21,600	$21,600

Narrative to Summary Compensation Table
Agreement and General Release with Ms. Carter
In connection with the management realignment as a result of the merger with Pioneer, and Ms. Carter’s transition to her current role as Executive Chairman, FirstSun entered into an Agreement and General Release with Ms. Carter dated March 24, 2022 pursuant to which she serves as Executive Chairman of the Board of FirstSun and Sunflower Bank. Under the Agreement and General Release, Ms. Carter is entitled to a base salary of $500,000 and she is eligible to participate in our various employee benefit and incentive programs. The Agreement and General Release also includes provisions related to key-man insurance, confidentiality, observation of security measures, covenants to protect our business and the return of materials.
Neal E. Arnold Employment Agreement
We have an employment agreement with Mr. Arnold to serve as President and Chief Executive Officer of FirstSun and the Bank and as Chief Operating Officer of FirstSun. The employment agreement, which was entered into on January 16, 2018, amended and restated effective March 24, 2022, and further amended March 14, 2023, had an initial term of two years and now automatically renews each year on January 16 for a successive one-year period, unless either party provides written notice to the other of non-renewal at least 90-days before the renewal date.
Under his employment agreement, Mr. Arnold is entitled to an annual base salary of $800,000, which will be reviewed no less than annually by the Board and may be increased by the Board but not decreased without his consent. His base salary for 2025 was $800,000. Under the employment agreement, Mr. Arnold is also eligible to earn an annual bonus with a target incentive opportunity of 100% of his base salary, as determined by the Board, with 20% of any earned bonus to be credited to his deferral account under our Deferred Compensation Plan. The amounts of the bonus, and the extent to which such amounts are paid, will be based on criteria relating to both our performance and Mr. Arnold’s individual performance, which criteria shall be determined by the Board or the Compensation Committee. See “Annual Bonus Payments for 2025” below. He is also eligible to participate in the equity and/or other long-term incentive plans (“LTIPs”) established by the Board. He is also eligible to receive benefits under any employee benefit plans made available by us generally to executive officers.
Under his employment agreement, Mr. Arnold is subject to provisions related to non-competition and non-solicitation that generally preclude him, for a period of 24 months following his voluntary or involuntary termination, from, among other things, (a) competing with us or otherwise being employed directly or indirectly in any capacity, including as a consultant, for any entity that offers any products or services that are substantially similar to ours generally within any city, county or state in which we have an office; (b) soliciting any business relation to purchase or sell any competing products or services; (c) soliciting for employment any person employed by us within the 12 months preceding any employment, engagement or solicitation by him; or (d) urging any person or entity to reduce its business with us.
The terms of Mr. Arnold’s employment agreement also entitle him to certain severance benefits upon certain termination events, as described below under “Potential Payments Upon Termination or Change in Control.”
Robert A. Cafera, Jr. Employment Agreement
We have an employment agreement with Mr. Cafera to serve as Chief Financial Officer of FirstSun and Sunflower Bank. The employment agreement, which was amended and restated on June 19, 2017, amended on February 21, 2019, further amended on March 24, 2022, and further amended on March 14, 2023, automatically renews each year on June 19 for a successive one-year period, unless either party provides written notice to the other of non-renewal at least 90-days before the renewal date.
Under the employment agreement, Mr. Cafera is entitled to an annual base salary of $300,000, which will be reviewed no less than annually by the Board and may be increased by the Board but not decreased without his consent. His base salary for 2025 was $500,000. Under the employment agreement, Mr. Cafera is also eligible to earn an annual bonus with a target incentive opportunity of 100% of his base salary, as determined by the Board, with 20% of any earned bonus to be credited to his deferral account under our Deferred Compensation Plan. The amounts of the bonus, and the extent to which such amounts are paid, will be based on criteria relating to both our performance and Mr. Cafera’s individual performance, which criteria shall be determined by the Board or the Compensation Committee. See “Annual Bonus Payments for 2025” below. He is also eligible to participate in the equity and/or other LTIPs established by the Board. He is also eligible to receive benefits under any employee benefit plans made available by us generally to executive officers.
Under his employment agreement, Mr. Cafera is subject to provisions related to non-competition and non-solicitation that generally preclude him, for a period of 24 months following his voluntary or involuntary termination, from, among other things, (a) competing with us or otherwise being employed directly or indirectly in any capacity, including as a consultant, for any entity that offers any products or services that are substantially similar to ours generally within any city, county or state in which we have an office; (b) soliciting any business relation to purchase or sell any competing products or services; (c) soliciting for employment any person employed by us within the 12 months preceding any employment, engagement or solicitation by him; or (d) urging any person or entity to reduce its business with us.
The terms of Mr. Cafera’s employment agreement also entitle him to certain severance benefits upon certain termination events, as described below under “Potential Payments Upon Termination or Change in Control.”
Annual Bonus Payments for 2025
Annual bonus compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. Mr. Arnold, Mr. Cafera and Ms. Norris participated in our annual bonus program in 2025.
In 2025, the Board, in consultation with our Chief Executive Officer, determined that the potential management incentive pool would be funded based on our achievement of the following corporate performance metrics: noninterest income, net income, total deposits, return on assets, and return on tangible equity.
Under the program, once the funding for the potential management incentive pool was established, the program provides that each executive’s individual performance would be determined based on the executive’s achievement of the following individual performance metrics: upholding our company culture; success in talent management; and achievement of individual goals.
In 2025, under our annual bonus program, each of Mr. Arnold and Mr. Cafera received an annual bonus equal to approximately 102% of their respective base salary and Ms. Norris received an annual bonus equal to approximately 81% of her base salary.
Long-Term Incentive Plan
We use long-term incentive plan (“LTIP”) awards to attract and retain highly qualified executives and to align their interests with our financial success. Our Board adopted the FirstSun Capital Bancorp Long-Term Incentive Plan effective April 1, 2022 (the “LTIP Plan”) and we grant LTIP awards annually under this plan.

Under the LTIP Plan, each year, the Compensation Committee, with input from our Chief Executive Officer, selects corporate and/or individual performance measures, assigns weightings between such measures and establishes threshold, target and stretch performance levels for each selected performance measure. Actual performance between threshold, target and stretch performance levels is interpolated between the two levels of achievement. Performance for any of the selected performance measures below threshold will result in no payment for that metric and performance that exceeds stretch will not earn additional payment above the stretch incentive for that metric.
Awards under the LTIP Plan can consist of cash, equity or a combination of both, and are subject to a three-year performance period. Payments will generally be made within 45 days of the third anniversary of the grant date, if the executive remains employed through such date, subject to certain exceptions.
Under the LTIP Plan, the Compensation Committee, in its sole discretion, has the ability to reduce the achievement of any performance measure earned by up to 50%, if our credit risk profile deteriorates, as measured against a group of peer institutions, as described in the plan. In addition, if during the three-year performance period, we engage in a merger or other corporate restructuring that impacts our performance, the Compensation Committee may make such equitable adjustments following the closing of the transaction as necessary to preserve the original intent of the award and avoid material dilution or enlargement.
2025 LTIP Awards
In 2025, the Compensation Committee granted LTIP awards under the LTIP Plan to Mr. Arnold, Mr. Cafera and Ms. Norris, which consisted of both time-based restricted stock units and performance-based stock units (“PSUs”), as follows:

Name	Time-Based (#)	PSUs (#)[1]
Neal E. Arnold	23,624	23,624
Robert A. Cafera, Jr.	6,948	6,948
Jennifer L. Norris	5,003	5,002
[1] Amount represents the 2025 PSUs at the target performance level.
Time-Based Restricted Stock Units. The time-based restricted stock awards will vest in equal annual installments over a three-year period, provided the executive remains employed through each vesting date, subject to certain exceptions.
Performance-Based Stock Units. The PSUs are only earned upon our achievement of the selected performance measure established by the Compensation Committee over a three-year performance period, provided the executive remains employed through the payment date (which is the date within 45 days following the third anniversary of the grant date), subject to certain exceptions.
In 2025, the Compensation Committee, in consultation with Meridian, determined to use one performance measure for the PSUs—relative total stockholder return (“TSR”), compared to banks comprising the KBW Regional Banking Index at the beginning of the performance period, as adjusted for situations such as bankruptcy or if a company is acquired. TSR will reflect change in stock price during the performance period plus dividends paid, calculated using a 20-trading day average closing price including adjustments for cash and stock dividends before the beginning and end of the performance period, with dividends assumed to be reinvested on the ex-dividend date. Performance will be measured as follows:

Performance Measure	Threshold	Target	Stretch
Relative TSR[1]	25th percentile	50th percentile	75th percentile
Payout Range (% of Target)	50%	100%	150%
[1] Actual performance between threshold, target and stretch performance levels is interpolated between the two levels of achievement.
2023 LTIP Award Performance Results
The performance period for the 2023 LTIP awards ended on December 31, 2025, however, the awards were not payable until the April 1, 2026 vesting date, the three-year anniversary of the grant date, and payment was subject to continued service through the vesting date, subject to certain exceptions. The 2023 LTIP awards were subject to the achievement of two equally weighted performance measures as described below.

Performance Measure	Weighting	Explanation
Growth in Revenues Per Share	50%	Revenues means as reported net interest income plus total noninterest income, on a fully diluted share equivalent calculation.
Growth in Tangible Book Value (“TBV”) Per Share	50%	Tangible Book Value means total stockholders’ equity (excluding accumulated other comprehensive income) less goodwill and intangible assets. Intangible assets does not include mortgage servicing rights. Any impact to total stockholders’ equity from cash dividends to stockholders is also excluded.
The following table shows our performance relative to the performance measures (percentage of growth shown are compound annual growth rates (“CAGR”) over the three-year performance period of the award).

	CAGR Over 3-Year Performance Period
Performance Measure	Threshold	Target	Stretch	Actual Performance
Growth in Revenues Per Share	7.7%	11.1%	13.3%	8.0%
Growth in TBV Per Share	9.2%	13.1%	15.7%	12.7%
Payout Funding as % of Target	50.0%	100.0%	150.0%	73.9%
Based on the above, the 2023 LTIP awards were earned at 73.9% of target (representing a payout of 53.1% with respect to growth in revenues per share and 94.7% with respect to growth in TBV per share). The earned portion of the 2023 LTIP awards vested on April 1, 2026, and were as follows:

Name	Number of 2023 PSUs Earned	2023 Cash Earned [1]
Neal E. Arnold	36,950	$—	[2]
Robert A. Cafera, Jr.	6,333	118,240
Jennifer L. Norris	3,958	73,900
[1] Amounts in this column reflects cash earned in 2026 when the three-year performance condition and service requirements were satisfied and, therefore, will not be reflected in the “Non-Equity Incentive Plan” column of the Summary Compensation Table until fiscal year 2026.
2 Mr. Arnold’s 2023 LTIP award consisted entirely of PSUs and did not have a cash component.

2022 LTIP Award Performance Results
The performance period for the 2022 LTIP awards ended on December 31, 2024, however, the awards were not payable until the April 30, 2025 vesting date, the three-year anniversary of the grant date, and payment was subject to continued service through the vesting date, subject to certain exceptions. The 2022 LTIP awards were subject to the achievement of the same two equally weighted performance measures—annual growth in revenue per share and annual growth in TBV per share—as described above for the 2023 LTIP awards. For the 2022 LTIP awards, the performance required to achieve threshold, target or stretch awards was based on our performance, adjusted on a pro forma basis to include the acquisition of Pioneer Bancshares, Inc., as if it were part of our operations as of January 1, 2021 (the acquisition closed on April 1, 2022).

The following table shows our performance relative to the performance measures (percentage of growth shown are CAGRs over the three-year performance period of the award).

	CAGR Over 3-Year Performance Period
Performance Measures	Threshold	Target	Stretch	Actual Performance
Growth in Revenues Per Share	7.8%	11.1%	13.3%	5.3%
Growth in TBV Per Share	8.2%	11.8%	14.2%	12.7%
Payout Funding as % of Target	50.0%	100.0%	150.0%	59.5%
Based on the above, the 2022 LTIP awards were earned at 59.5% of target (representing a payout of 0% with respect to growth in revenues per share and 119.0% with respect to growth in TBV per share). The earned portion of the 2022 LTIP awards vested on April 30, 2025, and were as follows:

Name	Number of 2022 PSUs Earned	2022 Cash Earned [1]
Neal E. Arnold	24,872	$—	[2]
Robert A. Cafera, Jr.	4,263	95,227
Jennifer L. Norris	2,664	59,517
[1] Amounts in this column reflects cash earned in 2025 when the three-year performance condition and service requirements were satisfied and is included in the “Non-Equity Incentive Plan” column of the Summary Compensation Table for fiscal year 2025.
2 Mr. Arnold’s 2022 LTIP award consisted entirely of PSUs and did not have a cash component.

Deferred Compensation Plan
Our named executive officers have the opportunity to participate in our Deferred Compensation Plan which allows them to defer a portion of their taxable earnings (including annual salaries, LTIP and annual bonus, and other taxable amounts) until a later specified date. In addition, we can, in our sole discretion, with respect to any plan year, make contributions on behalf of any or all participants of the plan. Each participant may elect that his or her account be adjusted for gains and losses as if invested in one or more investment options made available by us in our discretion. Participants who fail to make an investment election are deemed to have elected to have their account adjusted to reflect the gains and losses of a Vanguard Target Date Retirement Fund with the target date nearest to the date the participant will attain age 65.
A participant may elect to receive a distribution of his or her plan account in a lump sum or installments in the event of a change in control of FirstSun, termination of employment, retirement, death, disability or a specified date as elected in the participant’s enrollment form, or earlier upon a severe financial hardship. Payments to our named executive officers may be delayed for a period of six months pursuant to the “specified employee delay” rules under Section 409A of the Internal Revenue Code. Amounts deferred within the two years prior to the participant’s termination of employment for any reason are subject to clawback and forfeiture.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table provides a summary of unexercised stock option awards outstanding and time-based restricted stock units and PSUs which have not vested as of December 31, 2025 for the named executive officers. The vesting provisions applicable to each outstanding option, time-based restricted stock unit award and PSU are described in the footnotes to the following table.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date or Performance Period	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)[2,5]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)[1]

Mollie H. Carter	—	—	$—	N/A	N/A	—		$—	—		$—
Neal E. Arnold	187,590	—	$20.49	2/14/2028	4/1/2025	23,624	[3]	$888,971	—		$—
					1/1/2023 - 12/31/2025	36,950	[4]	$1,390,429	—		$—
					1/1/2024 - 12/31/2026	—		$—	43,662	[6]	$1,643,000
					1/1/2025 - 12/31/2027	—		$—	23,624	[7]	$888,971
Robert A. Cafera, Jr.	135,952	—	$19.72	7/20/2027	4/1/2025	6,948	[3]	$261,453	—		$—
					1/1/2023 - 12/31/2025	6,333	[4]	$238,311	—		$—
					1/1/2024 - 12/31/2026	—		$—	8,451	[6]	$318,000
					1/1/2025 - 12/31/2027	—		$—	6,948	[7]	$261,453
Jennifer L. Norris	67,140	—	$20.65	1/27/2030	4/1/2025	5,003	[3]	$188,263	—		$—
					1/1/2023 - 12/31/2025	3,958	[4]	$148,940	—		$—
					1/1/2024 - 12/31/2026	—		$—	5,070	[6]	$190,800
					1/1/2025 - 12/31/2027	—		$—	5,002	[7]	$188,225
[1] Based on the closing price of our common stock on December 31, 2025 of $37.63 per share.
[2] Represents PSUs that are subject to the achievement of pre-established performance measures and the officer’s continued service through the vesting date. Any PSUs that vest will be converted to shares of our common stock on a one-for-one basis. PSUs that do not vest will be forfeited.
[3] 2025 time-based restricted stock unit award. This award vests in three equal annual installments on the anniversary of the grant date.
[4] 2023 PSUs (Performance Achieved). Represents PSUs actually earned upon satisfaction of performance at 73.9% of target, subject to the officer’s continued service through the vesting date of April 1, 2026, at which time these PSUs were vested and paid. See the description of our performance and satisfaction of the performance measures under “Narrative to Summary Compensation table—Long-Term Incentive Plan—2023 LTIP Award Performance Results” above.
5 PSUs (Performance Not Yet Achieved). The number of unearned PSUs reported assumes the units are earned and vested at the targeted performance level.
[6] These awards will vest on April 1, 2027, the third anniversary of the grant date.
[7] These awards will vest on April 1, 2028, the third anniversary of the grant date.

Potential Payments Upon Termination or Change in Control
Named Executive Officer Employment Agreements
Mr. Arnold’s and Mr. Cafera’s employment agreement each includes provisions entitling him to certain severance payments upon termination of employment, including in certain circumstances following a change in control. If Mr. Arnold’s or Mr. Cafera’s employment is terminated without cause or at his election for good reason, each as defined in his employment agreement, each is entitled to receive (in addition to all unpaid compensation and benefits that have accrued through the termination date, including unused/accrued vacation and any earned but unpaid bonus):
•the amount of his target annual bonus (100% of base salary) for the fiscal year that includes his termination, payable in a lump sum within 30 days; and
•subject to his execution of a general release:
◦severance compensation equal to 24 months of base salary and target annual bonus, plus 18 months of COBRA premium, payable in a lump sum within 65 days of termination;
◦full vesting of his account under our Deferred Compensation Plan; and
◦except where termination for good reason is triggered by his decision not to renew his employment agreement,
▪any unvested portion of any outstanding options or other incentive compensation or equity-based awards, including phantom equity, cash or stock payouts under an LTIP will immediately become 100% vested, provided that awards issued pursuant to an LTIP will vest at such dollar value (for cash-based awards) or at such number of PSUs (for equity-based awards) as determined by the Compensation Committee, in its sole and good faith discretion, based on the level of achievement of any performance measures as of the date of such qualifying termination and subject to adjustments (e.g., accounting for transaction expenses) to such performance measures as the Compensation Committee determines are necessary to carry out their original intent and in a manner that does not materially adversely affect the executive; provided that with respect to any LTIP award for which achievement of the applicable performance measures for the full performance period cannot be objectively measured as of immediately prior to any such qualifying termination, such LTIP award will be earned as of such termination at the greater of 100% of target level and the level achieved based on actual performance determined through the last practicable date prior to such termination, as determined by the Compensation Committee, and
▪the right to elect, during the first year in which he is no longer employed, to cancel any outstanding options granted to him under his initial option grant in return for a payment of their spread value (i.e., the difference between the aggregate fair market value and the aggregate exercise price) as of the date of his election; provided, that, if no such election is made, the options will remain outstanding and exercisable until 18 months following his termination or, if earlier, the end of the initial option grant’s original term (i.e., February 14, 2028 for Mr. Arnold and July 20, 2027 for Mr. Cafera). The “initial option grant” refers to the option grant of 187,590 options made to Mr. Arnold on February 14, 2018 and the option grant of 135,952 options made to Mr. Cafera on July 20, 2017.

If the total amounts due to Mr. Arnold or Mr. Cafera in connection with a change in control exceed the parachute payment limits imposed under Section 280G of the Internal Revenue Code, as determined by tax counsel or a nationally recognized certified public accounting firm, such amounts are subject to reduction if a reduction would result in a better net benefit to the executive than if he were to incur an excise tax on his parachute payments.
Ms. Norris’ Change In Control Severance Agreement
Ms. Norris is a party to a Change In Control Severance Agreement that entitles her to certain severance payments upon termination of employment following a change in control. If Ms. Norris’ employment is terminated without “cause” or at her election for “good reason,” each as defined in her agreement within one year following a change in control, she is entitled to receive:

•all unpaid compensation (other than bonuses) that has accrued through her termination date and any unused and accrued vacation/paid time off, in a lump sum payment no later than 30 days following the termination date;
•any benefits she may be entitled pursuant to our benefit plans;
•any unpaid cash bonus payments earned and payable with respect to any bonus period ending prior to the termination date;
•severance compensation in a total amount equal to 12 months of base salary and annual bonus (at her then-current base salary rate and targeted annual bonus for the year of termination), plus 12 months of COBRA premiums in effect as of the termination date, which total amount will be paid in a lump sum within 65 days after the date of such termination, subject to Ms. Norris entering into a release and compliance with 409A; and
•full vesting of any unvested portion of the outstanding options or other equity-based awards in accordance with the terms of the applicable award agreement.
If the total amounts due to Ms. Norris in connection with a change in control exceed the parachute payment limits imposed under Section 280G of the Internal Revenue Code, as determined by tax counsel or a nationally recognized certified public accounting firm, such amounts are subject to reduction if a reduction would result in a better net benefit to the executive than if she were to incur an excise tax on her parachute payments.
Long-Term Incentive Plan Awards
Under our LTIP Plan, if an executive officer terminates his or her employment prior to the third anniversary of the grant date due to his or her (a) retirement, death, disability, or the consummation of a change in control in which the award is not continued or assumed by the acquiring entity, or (b) involuntary termination without cause, including within 12 months following a change in control (except with respect to Mr. Arnold and Mr. Cafera, whose awards are governed by their applicable employment agreements), the award will vest on a pro-rata basis based on the number of whole one-year periods following the grant date and ending on the vesting date that the officer continuously remained an employee (e.g., in the case of a 3-year vesting schedule, if the officer ceases being an employee after more than one year, but less than two complete years, the officer will become 33.33% vested upon his or her termination). For awards with performance conditions, the Compensation Committee, with input from the Chief Executive Officer, will determine the level of achievement of the applicable performance measures on the vesting date as of the end of the most recent calendar month or quarter or such other date as identified by the Compensation Committee.
Stock Options
All outstanding stock options issued to our named executive officers under our Equity Incentive Plans were issued pursuant to awards providing that they vest ratably over a four-year period on each anniversary of the grant date, and all such outstanding stock options are currently vested in full. Pursuant to the applicable award agreements, if the executive is terminated due to his or her death or disability, the outstanding vested stock options will continue under their current terms for a period of 12 months following such termination.
In addition, except where termination is for “cause” (as defined in the Equity Incentive Plan) or, in the case of Mr. Arnold or Mr. Cafera, if the termination is due to the executive officer’s decision not to renew his employment agreement, if the executive officer is no longer employed with FirstSun or its subsidiaries due to a termination without cause or a termination for good reason by the executive (as each such terms are defined in the applicable employment agreement or the applicable award agreement), the executive officer may elect to cancel each such options that remain outstanding but unexercised in return for an immediate payment equal to the difference between the aggregate fair market value of the underlying shares and the aggregate exercise price. If the executive officer fails to timely make an election to cancel his or her outstanding option, the options will continue to remain outstanding and exercisable for a period of 18-months following the termination, or if earlier, the original option term. In the event of a change in control, unless each of the executive officers’ outstanding stock option awards are assumed, continued or a similar award is substituted by the surviving or acquiring entity, our Board may choose to either cancel the award in exchange for a payment to the executive officer of its value or allow the executive officer a limited period of time to exercise the option and any unexercised options will terminate.

COMPENSATION-RELATED GOVERNANCE POLICIES
Common Stock Ownership and Retention Guidelines for Our Chief Executive Officer
In order to align the interests of our chief executive officer with our stockholders, we have adopted a policy that requires our chief executive officer to develop a significant equity stake in the company. The Nominating and Governance Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.
Under the policy, our chief executive officer must acquire and hold shares of our common stock equal in value to at least five times his or her annual base salary. If the officer acquires share of common stock under our equity-based incentive plans he or she must hold at least 100% of all net after-tax acquired shares until these stock ownership guidelines are satisfied. The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested time-based restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership. Currently, our chief executive officer is in compliance with these guidelines.
Prohibitions on Hedging and Pledging
We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy, we prohibit:
•trading in puts, calls or similar options on any of our securities or the sale of any of our securities “short”;
•hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; and
•holding our securities in a margin account or pledging our securities as collateral for a loan.
Grant Practices Specific to Stock Options and Other Awards
We do not currently grant stock options as part of our equity compensation programs and, therefore, we do not currently have a policy or practice governing the timing of such awards. For grants of other equity awards, such as time-based restricted stock units and PSUs, our Compensation Committee and Board, as applicable, generally grants such awards on an annual basis based on a predetermined schedule, with awards typically granted at the beginning of each new fiscal year to incentivize the achievement of our strategic objectives and long-term results. As such, the Compensation Committee does not currently take material non-public information into account when determining the timing and terms of equity awards, as the timing of grants is in accordance with such predetermined annual schedule. In addition, equity awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. Similarly, we do not time the release of material, non-public information based on equity award grant dates for the purpose of affecting the value of any awards. In addition, under its charter, the Compensation Committee can delegate authority to one or more executive officers to make off-cycle grants to employees who are not executive officers.
Clawback Policy
As required under SEC and NASDAQ rules, our Board has approved an Incentive Compensation Recovery Policy that generally requires recovery of any erroneously awarded incentive-based compensation (calculated based on the error that was subsequently corrected in an accounting restatement), regardless of any misconduct or knowledge of the officer who received the compensation. But recovery is generally not required if the compensation was received before the person began serving as an officer, or the person did not serve as an officer at any time during clawback period. A clawback will be triggered by both a “Big R” restatement — one that corrects an error in previously issued financial statements that is material to the previously issued financial statement and requires a Form 8-K filing — as well as a “little r” restatement — one that corrects an error that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period and generally does not require filing a Form 8-K. Our clawback policy also provides our Board discretion to clawback any incentive compensation paid to an officer if the Board determines it is just, practical, equitable, and in the best interests of the Company to do so, regardless of whether we are required to prepare a “Big R” restatement or “little r” restatement.

DIRECTOR COMPENSATION
The Board determines the compensation of its non-employee members after considering the recommendation of the Nominating and Governance Committee and the committee’s independent compensation consultant. We do not pay our “inside” employee-directors any additional compensation for their service as directors. In addition, Kevin T. Hammond, was appointed to the Board by JLL/FCH Holdings I, LLC (“JLL”), and in respect of such Board service, JLL receives his compensation directly. The following table sets forth the annual compensation of our non-employee directors for 2025.

Amount of Cash Fees	Position
$35,000	FirstSun Board Members
$20,000	Sunflower Bank Board Members
$22,500	Additional fee to Audit Committee Chair[1]
$15,000	Additional fee to Compensation Committee Chair
$10,000	Additional fee to Nominating and Governance Committee Chair
$7,500	Additional fee to Trust Committee Chair (a Bank-level committee)
$17,500	Additional fee to Risk Committee Chair[2]
$10,000	Additional fee for Audit Committee Members (other than the Chair)
$7,500	Additional fee for Compensation and Risk Committee Members (other than the Chairs)
$5,000	Additional fee for Nominating and Governance Committee Member (other than the Chair)
$3,000	Additional fee for Trust Committee Members (other than the Chair)
Director Equity Awards
$40,000	For service on the FirstSun Board, issued in the form of restricted stock that vests on the one-year anniversary of the grant date
$20,000	For service on the Sunflower Bank Board, issued in the form of restricted stock that vests on the one-year anniversary of the grant date
[1] Fees were increased from $20,000 in May 2025. [2] Fees were increased from $15,000 in May 2025.
The following table sets forth the compensation paid to each of our non-employee directors in 2025. The following non-employee directors are not included in the table because they were not directors in 2025: Mr. Cohn, Mr. Edelson, Ms. Enden, Mr. Mackovak, Mr. Murphy, and Mr. Parker.

Name and Principal Position	Fees Earned or Paid in Cash	Stock Awards[1,2]	Option Awards	All Other Compensation	Total
Isabella Cunningham	$84,375	$60,000	$—	$—	$144,375
Beverly O. Elving	84,375	60,000	—	—	144,375
Kevin T. Hammond[3]	—	—	—	—	—
Paul A. Larkins[4]	17,500	40,000	—	—	57,500
David W. Levy	85,500	60,000	—	—	145,500
Diane L. Merdian	85,000	60,000	—	—	145,000
John S. Fleshood[5]	79,375	60,000	—	—	139,375

(Footnotes appear on the following page.)

[1] The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation-Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 14 - Stockholders’ Equity of our audited financial statements included in our 2025 Annual Report on Form 10-K.The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation-Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 14 - Stockholders’ Equity of our audited financial statements included in our 2025 Annual Report on Form 10-K.

[2] Includes restricted stock awarded for service on the FirstSun and Bank boards, as applicable. Total unvested restricted stock held by each director, other than Mr. Larkins, at December 31, 2025 was 1,753 shares. Mr. Larkins forfeited his unvested restricted stock upon his resignation from the Board and, therefore, he held no restricted stock at December 31, 2025.
3 As previously noted, Mr. Hammond was appointed to the Board by JLL, and in respect of such Board service, JLL received total compensation in 2025 of $75,000, which included $35,000 of cash compensation and a $40,000 equity award in the form of restricted stock for Mr. Hammond’s service on the FirstSun Board.
4 Mr. Larkins, who served as the Board nominee for Aquiline Holdings LLC, resigned from the Board on June 9, 2025.
5 Mr. Fleshood joined the FirstSun and Bank boards on March 5, 2025.

PROPOSAL 2 — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, assessing a wide variety of factors. The Audit Committee also considers whether there should be periodic rotation of the independent registered public accounting firm.
Stockholder ratification of the selection of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026 is not required by our Bylaws, state law or otherwise. However, our Board is submitting the selection of Crowe LLP to our stockholders for ratification as a matter of good corporate governance. Even if the appointment of Crowe LLP is ratified by our stockholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Crowe LLP and to engage another audit firm if the Audit Committee determines such action is necessary or desirable. If the stockholders do not ratify the selection of Crowe LLP at the annual meeting, the Audit Committee will consider this information when determining whether to retain Crowe LLP for future services. Representatives of Crowe LLP are expected to be in attendance at the annual meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.
Stockholder Vote Required
Assuming a quorum is present, the ratification of Crowe LLP as our independent registered public accounting firm for 2026 will be approved if it receives the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. That means, the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of this proposal. The ratification of Crowe LLP as our independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters. As such, no broker non-votes are expected with respect to this proposal.FOR” this proposal.
The Board rec

☑ The Board recommends that you vote “FOR” this proposal.

AUDIT INFORMATION
Independent Auditor Fees
The table below aggregates fees for professional services rendered in or provided for the years ended December 31, 2025 and 2024, as applicable, by Crowe LLP, our independent registered public accounting firm:

(In thousands)
Type of Fees	2025	2024
Audit fees[1]	$1,296	$1,213
Audit-related fees[2]	24	33
Tax fees	—	—
All other fees	—	—
Total fees	$1,320	$1,246
1 Audit Fees. Audit fees primarily relate to the annual audit of our consolidated financial statements, and internal control over financial reporting, as required by Section 112 of the Federal Deposit Insurance Corporation Improvement Act, and the review of our quarterly reports on Form 10-Q, annual report on Form 10-K, and SEC consents. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
2 Audit Related Fees. Audit-related fees cover other audit and attest services. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.
Pre-Approval Policy
The Audit Committee’s charter establishes a policy to pre-approve all audit and permitted non-audit and tax services performed by our independent registered public accounting firm or other registered public accounting firms. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. The authority to grant pre-approvals may be delegated to one or more subcommittees of the Audit Committee. All services provided by Crowe LLP, and all fees related thereto, were approved pursuant to the pre-approval policy. The Audit Committee’s charter establishing the pre-approval policy is available on our investor relations website at https://ir.firstsuncb.com under the tab Governance / Governance Documents.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the NASDAQ Stock Market.
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2025, with our management and Crowe LLP, the independent registered public accounting firm that audited our financial statements for that period. The Audit Committee has discussed with Crowe LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, and has received and discussed the written disclosures and the letter from Crowe LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and Crowe LLP, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2025, for filing with the SEC.
Submitted by:

Beverly O. Elving (Chair)
John S. Fleshood
Henchy R. Enden
C. Allen Parker

VOTING AND OTHER INFORMATION
Who may vote at the annual meeting?
Only our voting common stockholders of record as of the close of business on April 10, 2026, the “record date,” are entitled to notice of and to vote at the annual meeting. As of the record date, we had 44,121,885 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote. Holders of our nonvoting common stock are not entitled to notice of or to vote at the annual meeting.
How do I vote my shares?
Stockholders of Record. If you are a stockholder of record, you may:
•Vote via the Internet Before the Meeting: You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxyvote.com before the day of the annual meeting.
•Vote by Mail: If you received one or more proxy cards by mail, mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•Vote by Phone: Call the toll-free number 1-800-690-6903, also located on the proxy card that you received if you requested printed copies of the proxy materials.
•Vote via the Internet During the Meeting: You may choose to vote electronically via the Internet at www.virtualshareholdermeeting.com/FSUN2026 during the virtual annual meeting. Stockholders will need their unique control number which appears on the Notice (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.
Regardless of whether you plan to participate in the audio webcast of the meeting, you are urged to either vote via the Internet or by phone before the meeting, or sign, date, and return a printed proxy card by mail. If you participate in the audio webcast, you may continue to have your shares of common stock voted as you instructed in a previously delivered proxy.
When you sign and return the enclosed proxy card, or vote via the Internet or by phone, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the annual meeting, we urge you to complete, sign and return a proxy card, or vote via the Internet or by phone, in advance of the annual meeting in case your plans change.
Beneficial Holders. If you hold your shares in street name and you received the Notice of Internet Availability or other proxy materials from your bank, broker or other nominee, your bank, broker or other nominee will provide you with instructions for voting your shares. The availability of online voting during the meeting may depend on the voting procedures of the broker that holds your shares. If you have any questions about voting or your control number, please contact the bank, broker or other nominee that holds your shares.
What does it mean if I receive more than one Notice of Internet Availability?
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. To ensure all of your shares are voted, please respond to each set of voting materials that you receive.
What if I change my mind after I submit my proxy?
If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:
•timely delivering a new valid proxy bearing a later date either by voting online, by phone or by mail (voting online or by phone closes at 11:59 p.m. Eastern Time on June 4, 2026); or
•attending the annual meeting and voting online during the meeting.
Merely attending the annual meeting will not, by itself, revoke your proxy; you must cast a subsequent vote online during the meeting. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.
If you hold your shares in street name and you desire to revoke your proxy, you will need to contact your bank, broker or other nominee to revoke your proxy or change your vote.
What is a broker non-vote?
If you are the beneficial owner of shares, meaning you hold your shares in street name, your bank, broker or other nominee may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 2, the ratification of Crowe LLP as our independent registered public accounting firm for 2026, but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.
When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.”
What is the quorum requirement for the annual meeting?
We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of our issued and outstanding shares entitled to vote are present in person or by proxy at the annual meeting. Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.
What is the required vote for each proposal?
Assuming a quorum is present, the required vote for each proposal is as follows:
•Proposal 1: Each director will be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will not be considered votes cast and therefore will have no effect on the outcome of this proposal.

•Proposal 2: The ratification of Crowe LLP as our independent registered public accounting firm for 2026 will be approved if it receives the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. That means, the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of this proposal. Proposal 2 is considered a routine matter and a broker or other nominee may generally vote on routine matters. As such, no broker non-votes are expected with respect to this proposal.
All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a broker, bank or other nominee and you do not give voting instructions, your broker will only be permitted to vote your shares on Proposal 2, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted “FOR” each of the proposals described in this proxy statement.
As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters are properly presented at the annual meeting, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

ATTENDING OUR ANNUAL MEETING
Why is this year’s annual meeting being held in a virtual-only format?
In support of the convenience of our stockholders and employees, our Board has determined to hold our annual meeting solely by means of remote communication via audio webcast. This is often referred to as a “virtual annual meeting.” The webcast will allow all stockholders to join the meeting, regardless of location. We aim to provide stockholders the same rights and comparable opportunities for participation that have been historically provided at our in-person annual meetings. As with an in-person meeting, you will be able to vote and ask questions during the meeting.
How can I participate in the annual meeting?
This year’s annual meeting will be conducted via audio live webcast. All holders of our common stock are invited to attend our annual meeting.
To attend, vote, and submit questions during our annual meeting, visit www.virtualshareholdermeeting.com/FSUN2026 and enter your unique 16-digit control number found on your Notice of Internet Availability or on your proxy card. If you do not have a control number, you may still attend the meeting as a guest in listen-only mode, but you will not be able to vote your shares or otherwise participate in the meeting.
The live audio webcast of the meeting will begin promptly at 8:30 a.m. Central Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time to allow ample time to complete the online check-in process.
How can I ask questions during the meeting?
Stockholders may submit questions in real time during the meeting at www.virtualshareholdermeeting.com/FSUN2026 and entering the 16-digit control number located on your Notice of Internet Availability or your proxy card. We intend to respond to all questions submitted during the meeting in accordance with the annual meeting’s Rules of Conduct which are pertinent to FirstSun and the meeting matters, as time permits. The Rules of Conduct will be posted at the virtual annual meeting forum at www.virtualshareholdermeeting.com/FSUN2026. Questions and responses will be grouped by topic and substantially similar questions will be grouped and responded to once.
What can I do if I need technical assistance during the meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual annual meeting log-in page.

ADDITIONAL INFORMATION
Solicitation of Proxies
We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally, by telephone or through any other mode of communication, without additional remuneration to our officers, directors or employees for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices of Internet Availability, if applicable, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notices of Internet Availability, if applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notices of Internet Availability, if applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notices of Internet Availability, if applicable, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your request to Broadridge Financial Solutions, Inc. by calling 1-866-540-7095, or in writing at the following address:

Broadridge Financial Solutions, Inc.
51 Mercedes Way,
Edgewood, New York 11717
Attention: Householding Department
If requested, we will also promptly delivery, upon written or oral request, a separate copy of the proxy statement and annual report to any stockholder at the shared address to which a single copy of these documents were delivered. Such requests should be directed to our transfer agent, Broadridge Financial Solutions, Inc., at the phone number and address indicated above.
Annual Report to Stockholders
Our 2025 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2025 (without exhibits), as filed with the SEC, is being mailed with this proxy statement to those stockholders that receive a copy of the proxy materials in the mail. For those stockholders that received the Notice of Internet Availability, this proxy statement and the 2025 Annual Report to Stockholders are available at: https://ir.firstsuncb.com under the tab Governance / Governance Documents / Annual Reports.
You may also obtain a copy of our Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2025, as filed with the SEC (without exhibits), without charge, by sending a written request to:
Stockholder Relations Manager, Kelly Rackley
FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
We will provide copies of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025 upon receipt of a request addressed to our Stockholder Relations Manager at the foregoing address and payment of a reasonable fee.
The Annual Report on Form 10-K is also available on the SEC’s website at http://www.sec.gov. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are also accessible at no cost on our internet website at http://ir.firstsuncb.com after they are electronically filed with the SEC.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 4, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FSUN2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 4, 2026. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93972-P45910

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRSTSUN CAPITAL BANCORP

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John S. Fleshood
02) Peter E. Murphy
03) Sam Edelson
04) Henchy R. Enden
05) Benjamin Mackovak
06) C. Allen Parker
07) Thomas C. Shafer

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2026 Proxy Statement and 2025 Annual Report to Stockholders are available at www.proxyvote.com.

V93973-P45910

FIRSTSUN CAPITAL BANCORP
ANNUAL MEETING OF STOCKHOLDERS
JUNE 5, 2026 8:30 AM CENTRAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoint(s) Robert A. Cafera, Jr. and Kelly C. Rackley, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FirstSun Capital Bancorp that such stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 am Central Time, on June 5, 2026, at www.virtualshareholdermeeting.com/FSUN2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the proxies will vote "FOR" all nominee listed in Proposal 1 and "FOR" Proposal 2. If any other matters properly come before the annual meeting, and any adjournment or postponement thereof, the proxies will vote in their discretion on such matters.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE